                                                                   EXHIBIT (19)

                                                                           10-Q

                       MANAGEMENT'S ANALYSIS OF OPERATIONS

FIRST UNION
CORPORATION
AND SUBSIDIARIES


MANAGEMENT'S ANALYSIS
OF OPERATIONS

QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 2000

THIRD QUARTER 2000





DIVIDEND GROWTH
Current dividend
annualized
(In dollars)



(A line chart appears here. See the table for plot points.)

0.145 0.155 0.165 0.18  0.20 0.225 0.245 0.29 0.325 0.385 0.43 0.50 0.54 0.56  0.64  0.75  0.86  0.98  1.10  1.22  1.58 1.88 1.92
 78    79     80    81    82    83    84  85    86    87   88   89   90   91    92    93    94    95    96    97    98   99  Current

FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 2000
TABLE OF CONTENTS

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
Financial Highlights                                                                                  1

Management's Analysis of Operations                                                                   2

Consolidated Summaries of Income, Per Share, Balance Sheet and Other Data                           T-1

Restructuring Charges                                                                               T-2

Business Segments                                                                                   T-3

Fee and Other Income - Capital Markets                                                             T-11

Selected Performance, Dividend Payout and Other Ratios                                             T-12

Loans - On-Balance Sheet, and Managed and Servicing Portfolios                                     T-13

Loans Held for Sale                                                                                T-14

Allowance for Loan Losses and Nonperforming Assets                                                 T-15

Intangible Assets                                                                                  T-16

Deposits                                                                                           T-16

Time Deposits in Amounts of $100,000 or More                                                       T-17

Long-Term Debt                                                                                     T-18

Changes in Stockholders' Equity                                                                    T-19

Capital Ratios                                                                                     T-20

Unrealized Losses in Certain Financial Instruments                                                 T-21

Securities Available for Sale                                                                      T-22

Investment Securities                                                                              T-23

Off-Balance Sheet Derivative Financial Instruments                                                 T-24

Off-Balance Sheet Derivatives - Expected Maturities                                                T-25

Off-Balance Sheet Derivatives Activity                                                             T-26

Net Interest Income Summaries - Five Quarters Ended September 30, 2000                             T-27

Net Interest Income Summaries - Nine Months Ended September 30, 2000 and 1999                      T-29

Consolidated Balance Sheets                                                                        T-30

Consolidated Statements of Income (Loss) - Five Quarters Ended September 30, 2000                  T-31

Consolidated Statements of Income (Loss) - Nine Months Ended September 30, 2000 and 1999           T-32

Consolidated Statements of Cash Flows                                                              T-33

SUPPLEMENTAL FINANCIAL INFORMATION (OPERATING EARNINGS)                                             S-1

Consolidated Condensed Statements of Income (Loss)                                                  S-2

Restructuring and Other Charges                                                                     S-2

Consolidated Statements of Operating Earnings - Five Quarters Ended September 30, 2000              S-3

Consolidated Statements of Operating Earnings - Nine Months Ended September 30, 2000 and 1999       S-4

FINANCIAL HIGHLIGHTS

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                                                         Three Months Ended                      Nine Months Ended
                                                              September 30,                           September 30,
                                                ---------------------------     3 Q 00    -------------------------       9 M 00
                                                                                    vs                                        vs
(Dollars in millions, except per share data)           2000            1999     3 Q 99         2000           1999        9 M 99
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
Net income before restructuring
  and other charges (Operating earnings)        $       702             802     (12)%    $     2,254            2,640      (15)%
After-tax restructuring and other
  charges/gains                                         150              --      --           (2,761)            (259)      --
---------------------------------------------------------------------------              ----------------------------------------
Net income (loss) after restructuring
  and other charges                             $       852             802       6 %    $      (507)           2,381       -- %
=================================================================================================================================
PER SHARE DATA
Diluted earnings
  Net income before restructuring
    and other charges                           $      0.71            0.84     (15)%    $      2.29             2.74      (16)%
  Net income (loss) after restructuring
    and other charges                                  0.86            0.84       3            (0.54)            2.47       --
Basic earnings
  Net income before restructuring
    and other charges                                  0.72            0.84     (15)            2.30             2.76      (16)
  Net income (loss) after restructuring
    and other charges                                  0.87            0.84       4            (0.54)            2.49       --
Cash dividends                                         0.48            0.47       2             1.44             1.41        2
Book value                                            15.00           16.19      (7)           15.00            16.19       (7)
Period-end price                                $     32.19           35.63     (10)     $     32.19            35.63      (10)
Dividend payout ratio
  (Based on operating earnings)                       67.42 %         55.95      --            62.87 %          51.46       --
Average shares (In thousands)
  Diluted                                           986,763         953,964       3          984,340          961,165        2
  Basic                                             971,453         946,802       3          971,111          953,728        2
Actual shares (In thousands)                        986,004         958,440       3 %        986,004          958,440        3 %
=================================================================================================================================
PERFORMANCE HIGHLIGHTS
Before restructuring and other charges
  Return on average assets (a)                         1.12 %          1.39      --             1.20 %           1.56       --
  Return on average stockholders' equity (a)          15.76           20.47      --            17.88            22.25       --
  Overhead efficiency ratio (b)                       66.42           57.91      --            64.30            57.07       --
Net charge-offs as a percentage of
  average loans, net (a)                               0.46            0.55      --             0.58             0.53       --
Nonperforming assets to loans, net, and
  foreclosed properties                                0.77            0.79      --             0.77             0.79       --
Net interest margin (a)                                3.52 %          3.82      --             3.58 %           3.81       --
=================================================================================================================================
CASH EARNINGS (EXCLUDING GOODWILL
  AND OTHER INTANGIBLE AMORTIZATION)
  Before restructuring and other charges
    Net income                                  $       778             881     (12)%    $     2,517            2,880      (13)%
    Diluted earnings per share                  $      0.79            0.92     (14)     $      2.56             2.99      (14)
    Return on average tangible assets (a)              1.26 %          1.56      --             1.36 %           1.74       --
    Return on average tangible stockholders'
      equity (a)                                      22.15           32.82      --            28.20            35.27       --
    Overhead efficiency ratio (b)                     64.17 %         55.07      -- %          61.75 %          54.40       -- %
=================================================================================================================================

(a) Annualized.
(b) The overhead efficiency ratio is equal to noninterest expense divided by the sum of tax-equivalent net interest income and fee and other income.

     The following discussion and other portions of this Financial Supplement contain various forward-looking statements. Please refer to our 1999 Annual Report on Form 10-K and 2000 Third Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.


EARNINGS HIGHLIGHTS

     In the first nine months of 2000, First Union reported a net loss of $507 million, or 54 cents per share, compared with net income of $2.4 billion, or $2.47 per share, in the first nine months of 1999. The reported results in the first nine months of 2000 included net after-tax restructuring and other charges of $2.8 billion, or $2.83 per share. These net charges were recorded in connection with our strategic repositioning, which was announced on June 26, 2000. Operating earnings, which exclude these net restructuring and other charges, were $2.3 billion, or $2.29 per share, in the first nine months of 2000. Operating earnings in the first nine months of 1999 were $2.6 billion, or $2.74 per share, which excluded after-tax restructuring and other charges of 27 cents per share.

     In the third quarter of 2000, reported net income was $852 million, or 86 cents per share, which included a net after-tax gain of $150 million, or 15 cents per share, related to the strategic repositioning. The gains resulted from the sale of the credit card portfolio and the mortgage servicing portfolio, and they are net of certain restructuring and other charges. Operating earnings, which excluded this net gain, were $702 million, or 71 cents per share in the third quarter of 2000. In the third quarter of 1999, net income and operating earnings were $802 million, or 84 cents.

     The first nine months of 2000 included the impact of the purchase accounting acquisition of EVEREN Capital Corporation, a full-service brokerage and asset management firm acquired on October 1, 1999.

     On an operating basis, fee and other income, excluding portfolio securities transactions, was $5.2 billion in the first nine months of 2000 and in the first nine months of 1999. Fee income generated by Capital Markets and Capital Management increased 34 percent to $3.7 billion in the first nine months of 2000 compared with $2.8 billion in the first nine months of 1999. The 2000 results included $581 million in brokerage and other fee income from EVEREN. Offsetting this strong growth was a 19 percent decline in fee income in the Consumer segment in the first nine months of 2000 from the first nine months of 1999 resulting from the effect of the rising interest rate environment on mortgage lending, a reduction in securitization activity and the impact of the strategic repositioning decisions. Also, the first nine months of 1999 included $286 million of gains from the sale of certain assets and investments. On an operating basis, fee income as a percentage of total revenue, excluding portfolio securities transactions, was 48 percent in the first nine months of 2000 and in the first nine months of 1999.

     Noninterest expense, excluding restructuring and other charges associated with the strategic repositioning, amounted to $7.1 billion in the first nine months of 2000 compared with $6.1 billion in the first nine months of 1999. Expenses in the first nine months of 2000 included the impact of EVEREN as well as higher personnel expense, primarily related to Capital Markets and Capital Management.

     The loan loss provision was $887 million in the first nine months of 2000 compared with $519 million in the first nine months of 1999. In the second and third quarters of 2000, we recorded incremental provisions amounting to $325 million to reflect the current risk profile of the loan portfolio. Annualized net charge-offs in the first nine months of 2000 were 0.58 percent of average net loans, compared with 0.53 percent in the year-ago period. Nonperforming assets as a percentage of net loans and foreclosed properties were 0.77 percent at September 30, 2000. Including nonperforming loans in assets held for sale, nonperforming assets to net loans, foreclosed properties and assets held for sale were 0.98 percent at September 30, 2000.


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

     OUTLOOK We are now intently focused on generating core earnings growth from three key business lines Capital Management, the General Bank and Capital Markets - as a result of the strategic repositioning we announced on June 26, 2000. The strategic repositioning involved the disposition of certain businesses, assets and branches. We ceased subprime mortgage lending at The Money Store and sold our $35 billion residential mortgage servicing portfolio and our $5.7 billion credit card portfolio. We completed the sale of $12.7 billion of securities in mid-October. We also made the decision to sell certain commercial and consumer loans, and in connection with that decision, transferred these loans to assets held for sale. We expect to complete the sale of 84 nonstrategic branch office locations during the fourth quarter of 2000 and the first quarter of 2001, which will result in the sale of approximately $3.0 billion of deposits.

     On June 26, 2000, in connection with announcing the strategic repositioning, we stated that the total net after-tax restructuring and other charges would be approximately $2.8 billion. In the first nine months of 2000, these net restructuring and other charges related to the strategic repositioning, were $2.7 billion after-tax, which excludes merger-related charges. We expect to incur additional restructuring and other charges and to realize certain gains, principally from the sale of nonstrategic branches, in the fourth quarter of 2000 and in the first quarter of 2001 such that the total, excluding merger-related charges, will approximate the $2.8 billion we announced in June.

     Capital Management's broad and deep product line, including asset management, mutual funds, brokerage, insurance, trust, CAP Account, employee benefit plans and other products and services, is ideally positioned to benefit from key demographic trends, such as the huge generational transference of wealth that is under way. Capital Management also benefits by leveraging the General Bank's broad distribution system, as well as by making First Union products and services available through its own nationwide brokerage network. The General Bank, while a more mature business with long-term relationships in commercial, small business and consumer lending and deposit activities, is emerging from service quality issues and has been energized through new leadership. Capital Markets, which primarily targets middle market and growth companies in specific industry groups, is leveraging a combination of corporate banking, investment banking, principal investing and private equity relationships to provide a more integrated value proposition for clients. With this strong platform in place, we believe we are solidly positioned to focus on our strengths and on growing our core business lines.

     We recognize the significance of the comprehensive actions we have taken in connection with our strategic repositioning, and we have analyzed the related risks and their potential impact on the corporation. We are taking appropriate steps, including dedicating the necessary resources and utilizing operational plans to facilitate the smooth disposition of the assets and businesses.

     Market risk related to assets held for sale is an area we are closely monitoring. The assets held for sale have been recorded at the lower of cost or market value at September 30, 2000, and we have developed marketing plans to sell these assets in an orderly manner. The valuations of the assets held for sale and the impact of discontinuing the subprime mortgage lending business at The Money Store on the valuation of certain securities, specifically residual interests from The Money Store securitizations, were made based on our best estimates given information currently available. In these valuations, we have used the best available information to develop reasonable assumptions; however, changes in market conditions and the illiquid nature of some of the markets may cause future valuations and/or the ultimate proceeds to differ from our September 30, 2000, estimates.

     We will continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance in our core business lines. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. While acquisitions are no longer a primary business activity, we continue to routinely explore


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acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.



CORPORATE RESULTS OF OPERATIONS

RESTRUCTURING AND OTHER CHARGES As shown on page S-2, we reported $3.5 billion pretax of net restructuring and other charges in connection with the strategic repositioning in the first nine months of 2000. This included $3.8 billion of charges in the second quarter of 2000 and a net gain of $238 million in the third quarter of 2000. Our operating earnings of $2.3 billion in the first nine months of 2000 excluded these net restructuring and other charges. The $3.5 billion of net restructuring and other charges in the first nine months of 2000 included $2.1 billion of restructuring charges, $2.4 billion of other charges associated with the strategic repositioning actions, and gains of $1.0 billion including $937 million from the sale of our credit card portfolio and $71 million from the sale of our mortgage servicing portfolio. The actions associated with the strategic repositioning began on June 26, 2000, and will be completed within one year.

RESTRUCTURING CHARGES The restructuring charges of $2.1 billion, substantially all of which were recorded in the second quarter of 2000, included $162 million of employee termination benefits, occupancy-related charges of $108 million, a $1.8 billion write-down of the goodwill and other identified intangibles associated with The Money Store, write-downs of $19 million associated with the impairment of certain long-lived assets and contract cancellation costs of $84 million. We also recorded a reversal of $16 million related to the March 1999 restructuring charge.

     Employee termination benefits of $162 million included severance, which may be paid in a lump sum or over a defined period, and related benefits and outplacement services for 5,538 employees terminated in connection with the strategic repositioning. Of these terminated employees, 1,303 are officers and 4,235 are non-officers. We notified substantially all of the employees individually about their termination on or before June 30, 2000, for the second quarter 2000 restructuring charge, and before September 30, 2000, for the third quarter 2000 restructuring charge . Of the terminated employees, approximately 82 percent were from the Consumer segment, 6 percent from the Capital Markets segment and 12 percent primarily from the Treasury/Nonbank segment. Through September 30, 2000, $39 million in employee termination benefits had been paid.

     Occupancy charges of $108 million primarily represent the present value of future lease obligations or lease cancellation penalties in connection with the closure of sales offices as well as certain other business operations space.

     In connection with the acquisition of The Money Store in 1998, we recorded $1.9 billion of goodwill and a $304 million identified intangible associated with the subprime mortgage origination network. As a result of the decision to discontinue the subprime mortgage lending business at The Money Store, and therefore generate no future cash flows from that business, we concluded that the goodwill associated with that business and the related network intangible were no longer recoverable. Therefore, an impairment charge for the unamortized balance of these intangibles of $1.8 billion at June 30, 2000, was included in the restructuring charge. Much of this charge is not deductible for federal or state income tax purposes, and accordingly, our effective tax rate is significantly different than the applicable statutory rate. The


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effective tax rate for 2000 is not reflective of the rate in 1999 or of our expectation of our effective tax rate in 2001. The unamortized balance of goodwill associated with the small business and student lending businesses of The Money Store is fully recoverable from future cash flows, and accordingly, is not impaired.

     Other assets, primarily computer hardware and software, the value of which was considered to be impaired as a result of the strategic repositioning, were written down to fair value (less cost to sell). The total charge for other asset impairments amounted to $19 million. The net book value of long-lived assets held for sale or disposal at September 30, 2000, was not significant.

     Also included in the restructuring charge was $84 million related to contract cancellations. Of this amount, $70 million represents termination fees for contracts that will be cancelled in connection with the sale of the credit card portfolio. The remaining $14 million represents costs to buy out the remaining term or the present value of the remaining payments on various system and service-related contracts that will provide no future benefit to the corporation as a result of the strategic repositioning.

     In connection with the EVEREN acquisition, we have incurred $62 million in merger-related charges, of which $42 million was incurred in the first nine months of 2000. We estimate we will incur an additional $30 million during the rest of 2000 to substantially complete the EVEREN integration and to continue to convert the operations of our other acquisitions that occurred in 2000.

     The restructuring charge of $2.1 billion, as well as merger-related charges of $44 million, is reflected in noninterest expense within the Treasury/Nonbank segment. If we were to allocate the restructuring charge to the various segments affected, substantially all of the charges would have been allocated to the Consumer segment.

     In the first nine months of 1999, merger-related and restructuring charges amounted to $398 million. This included net merger-related charges of $51 million related to the April 1998 CoreStates acquisition and a $347 million restructuring charge related to a restructuring plan announced in March 1999. This restructuring plan included reengineering numerous processes and functions, closing or consolidating branches, service centers and corporate office space, as well as exiting the indirect auto lending and leasing business. Through September 30, 2000, $296 million had been charged against the accrual. Based on revised estimates, $18 million of the initial accrual, primarily relating to asset write-downs, has been reversed. At September 30, 2000, $33 million of the accrual remained, principally representing amounts still to be paid in employee termination benefits and contract cancellations.

     In 1998, in connection with the acquisition of CoreStates, we recorded a $753 million restructuring charge. Through September 30, 2000, $664 million had been charged against the accrual and $54 million had been reversed from the accrual. The remaining balance of the accrual of $35 million at September 30, 2000, represents employee termination benefits to be paid over future periods. Also included in the balance of the restructuring accrual at September 30, 2000, was $33 million primarily related to the 1997 acquisition of Signet, which represents amounts still to be paid in employee termination benefits.

OTHER CHARGES The $2.4 billion of other charges associated with the strategic repositioning includes incremental loan loss provisions of $325 million, which are described further in the Provision and Allowance for Loan Losses section; $1.9 billion of charges netted in fee and other income that are described below; and $95 million in other noninterest expense, the significant components of which are $47 million in personnel-related incentives and other compensation arrangements associated with exiting businesses, a $27 million write-down of advances to certain of The Money Store's securitization trusts and $8 million in costs incurred principally in connection with the upcoming branch sales.


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


     The $1.9 billion of other charges in fee and other income in the first nine months of 2000 consisted principally of $1.0 billion of losses on the sale of securities and other impairment charges as described further in the Securities Available for Sale section. It also included $388 million primarily consisting of a write-down to market value of certain consumer loans, principally The Money Store subprime mortgage loans, that were transferred to assets held for sale in connection with the strategic repositioning. Substantially all of this write-down was recorded in the second quarter of 2000 when the loans were transferred to assets held for sale.

     Also included in the $1.9 billion of other charges was $457 million, which included $268 million to reduce the net book value of certain commercial loans to market value as described further in the Loans and Asset Quality section, a charge in the second quarter of 2000 of $175 million in additional reserves against the lease residuals in the auto leasing portfolio and net other charges of $14 million. In the first quarter of 1999, we exited the indirect auto lending and leasing business. The $175 million of additional lease reserves related to this portfolio, which is in a run-off phase and which was affected by ongoing deterioration in the used car resale market.

     The other charges in fee and other income also included a $46 million write-down, substantially all of which was recorded in the second quarter of 2000 and which related to the impairment of The Money Store subprime mortgage servicing asset resulting from revisions to assumptions used to value this servicing asset as a direct result of the decision to cease subprime mortgage lending at The Money Store.

     The rest of this discussion of Corporate Results of Operations is on an operating basis, and accordingly, excludes these restructuring and other charges and gains.

NET INTEREST MARGIN Tax-equivalent net interest income increased 3 percent to $5.8 billion in the first nine months of 2000 from $5.6 billion in the first nine months of 1999. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the equivalent rate paid to fund those assets, was 3.58 percent in the first nine months of 2000 compared with
3.81 percent in the first nine months of 1999. The average rate on earning assets increased 70 basis points to 8.26 percent in the first nine months of 2000 from 7.56 percent in the first nine months of 1999, while the average rate paid on liabilities increased 92 basis points to 5.24 percent from 4.32 percent over the same period.

     A higher amount of lower yielding assets and a greater use of market-based wholesale funding in a period in which we were in a liability sensitive position negatively affected the net interest margin. The series of interest rate increases by the Federal Reserve generally has resulted in downward pressure on the net interest margins of many financial services companies. As part of our strategic repositioning, from July through mid-October we sold $12.7 billion of lower-yielding securities. The sale of these securities will have a favorable impact on our net interest margin. The Market Risk Management section provides additional information on our methodology for interest rate risk management. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and we place less importance on the net interest margin impact of these decisions.

FEE AND OTHER INCOME On an operating basis, fee and other income, excluding portfolio securities transactions, was $5.2 billion in the first nine months of 2000 and in the first nine months of 1999. Commissions, which include brokerage and insurance commissions, almost doubled in the first nine months of 2000 to $1.2 billion from $616 million in the first nine months of 1999, reflecting strong results from retail brokerage and insurance services, including the addition of EVEREN. Additionally, fiduciary and asset management fees, which include personal trust, personal financial consulting, corporate trust, institutional trust, mutual funds, CAP Account and other fee income, increased 27 percent to $1.1 billion


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in the first nine months of 2000 from $885 million in the first nine months of
1999. Advisory, underwriting and other capital markets fees increased 8 percent to $537 million in the first nine months of 2000 from $497 million in the first nine months of 1999.

     Principal investing, which includes the results of investments in equity and mezzanine securities, amounted to $425 million in the first nine months of 2000, an increase of 11 percent from $382 million in the first nine months of 1999. We anticipate only moderate principal investing revenue in the fourth quarter of 2000. These activities are discussed further in the Business Segments section.

     Other income, which includes results from portfolio securities transactions and asset sales and securitizations, declined to $454 million in the first nine months of 2000 from $1.2 billion in the first nine months of 1999. The first nine months of 1999 included $286 million of gains from the sale of certain assets and investments. Portfolio securities transactions resulted in a net loss of $13 million in the first nine months of 2000. In the first nine months of 1999, portfolio securities transactions amounted to a net loss of $56 million, including a $79 million impairment loss on residual interests in certain securitizations of home improvement loans. Asset sales and securitizations resulted in a net gain of $194 million in the first nine months of 2000, including gains from the securitization and sale of credit card receivables, Small Business Administration (SBA) loans and student loans. In the first nine months of 1999, these gains were $552 million, which included $126 million of gains from the sale and securitization of residential mortgage loans and higher levels of gains from the securitization and sale of credit card receivables, SBA loans and student loans.

NONINTEREST EXPENSE On an operating basis, noninterest expense was $7.1 billion in the first nine months of 2000 and $6.1 billion in the first nine months of 1999. In addition to the full impact of EVEREN, expenses in the first nine months of 2000 reflected higher personnel costs, primarily incentives associated with revenue growth. On an operating basis, the overhead efficiency ratio was
64.30 percent in the first nine months of 2000 and 57.07 percent in the first nine months of 1999.

     We had $3.8 billion in goodwill and other intangible assets at September 30, 2000, and $5.6 billion at December 31, 1999. The significant decline in the balance from year-end was principally the result of the second quarter 2000 write-off of $1.8 billion of goodwill and other identified intangibles that were determined to be impaired as a result of the decision to discontinue subprime mortgage lending at The Money Store. This write-off has the effect of reducing quarterly amortization expense by $21 million. The remaining balance of goodwill associated with The Money Store is $301 million and is related to the small business and student lending businesses that are being retained.


BUSINESS SEGMENTS

     First Union's operations are divided into five business segments encompassing more than 60 distinct product and service units. These segments are Capital Markets, Capital Management, Consumer, Commercial and Treasury/Nonbank. Additional information can be found in Table 3. The following discussion of segment results is on an operating basis, and accordingly excludes restructuring and other charges and gains related to the strategic repositioning.

CAPITAL MARKETS Our Capital Markets products and services are designed to provide a full range of capital raising, market making and financial advisory services to meet the needs of corporate and institutional clients. Our strategy is to focus on middle-market and growth companies, and we leverage the strong relationship coverage in our East Coast banking markets with our newly streamlined focus on eight key industries nationwide: technology, telecommunications, new media and media communications,


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


health care, business and consumer services, industrial growth, real estate and financial institutions. We provide full execution including corporate finance, equity research, merger and acquisition advisory services, and debt and equity financing. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas.

     Capital Markets has three primary lines of business: (1) Investment Banking, which includes merger and acquisition advisory services; principal investing; loan syndication; investment grade debt; high yield debt; equity sales, trading, research and underwriting; fixed income sales and trading; municipal sales, trading and underwriting; fixed income and equity derivatives; foreign exchange; asset securitization; and commercial real estate investment banking; (2) Corporate Banking, which includes lending activities for corporate clients with annual sales greater than $100 million; asset-based lending; operating, finance and leveraged leasing; and railcar leasing; and (3) International, whose mission is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions around the world, and to provide commercial banking products to financial institutions and corporate clients overseas.

     On an operating basis, in the first nine months of 2000 compared with the first nine months of 1999, Capital Markets net income declined to $647 million from $780 million. Fee and other income increased modestly to $1.3 billion from $1.2 billion. Net interest income was flat at $1.2 billion.

     The growth in Capital Markets fee and other income was primarily the result of a $27 million increase in Investment Banking fee income and a $43 million increase in Corporate Banking fee income, which was driven primarily by gains on the sale of certain loans and rail car assets, and increased income from our rail car leasing business.

     Fee income from principal investing activities increased $43 million to $425 million in the first nine months of 2000 from $382 million in the first nine months of 1999. Principal investing revenue, which was exceptionally strong in the third quarter of 1999 and in the first half of 2000, was more modest in the third quarter of 2000, as we had anticipated. Similar trends are expected in the fourth quarter. In the first nine months of 2000, we committed additional funds of $1.8 billion in the principal investing area, and ended the quarter with total committed funds of $4.5 billion. Invested funds in the first nine months of 2000 amounted to $1.2 billion.

     Equity capital markets revenues of $83 million in the first nine months of 2000 reflected a $30 million increase from the first nine months of 1999, primarily due to continued growth in our equity platform, increased institutional sales and trading, and equity syndicate revenues.

     Growth in these Investment Banking businesses was somewhat offset by decreases in commercial real estate and loan syndications. Loan syndication revenue was reduced by the impact of market value adjustments on certain loans held for sale. Commercial real estate results were down from 1999 because the results in the first nine months of 1999 were unusually strong and were related to recoveries of market losses in commercial mortgage-backed securitization activities in the third quarter of 1998.

     In Corporate Banking, net income declined to $302 million in the first nine months of 2000 from $351 million in the first nine months of 1999, largely reflecting increased charge-offs in the second quarter of 2000, particularly health care industry-related.

     The revenues from Capital Markets businesses are typically more volatile than revenues from more traditional banking businesses and can vary significantly with market conditions.


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


     Noninterest expense was $1.2 billion in the first nine months of 2000 compared with $1.1 billion in the first nine months of 1999. The increase in expenses was largely due to higher personnel and related costs, much of which relates to our continuing build-up of the equity capital markets business.

CAPITAL MANAGEMENT Through the Capital Management Group (CMG), we have created a growing and diversified trust, investment management and brokerage business with products and services that provide the link between traditional banking and investing for retail and institutional customers. Our Capital Management Group is organized into four major lines of business: Retail Brokerage and Insurance Services, Wealth and Trust Services, Mutual Funds and CAP Account. CMG offers a full line of investment products and services distributed through multiple channels, including our national retail brokerage branch network, full-service retail financial centers in our East Coast marketplace and online brokerage. Assets under management increased to $173 billion at September 30, 2000, from $170 billion at December 31, 1999. Assets under management include $85 billion in Evergreen mutual funds and $88 billion in trust assets and other institutional accounts.

     On an operating basis in the first nine months of 2000 compared with the first nine months of 1999, Capital Management net income increased to $527 million from $398 million, with strong increases in net interest income and fee and other income partially offset by a rise in noninterest expense. Net interest income increased 30 percent to $479 million from $369 million, while fee and other income increased 57 percent to $2.4 billion from $1.5 billion. EVEREN contributed $581 million of the increase in fee and other income.

     Noninterest expense in the first nine months of 2000 was $2.1 billion compared with $1.3 billion in the first nine months of 1999 primarily reflecting increased variable expenses associated with the strong growth in our Retail Brokerage and Insurance Services business and the impact of the EVEREN acquisition.

     Fee and other income from Retail Brokerage and Insurance Services increased by $751 million to $1.4 billion in the first nine months of 2000 from $685 million in the first nine months of 1999. Retail brokerage results in the first nine months of 2000 included the impact of EVEREN mentioned above. The market value of client assets increased to $184 billion at September 30, 2000, from $168 billion at December 31, 1999.

     Our Wealth and Trust Services businesses encompass personal trust and private client banking, corporate trust and benefit services, and institutional trust services. Wealth and Trust Services fee and other income was $541 million in the first nine months of 2000 compared with $507 million in the first nine months of 1999. Wealth and Trust Services had $4.3 billion in average net loans in the first nine months of 2000 compared with $3.9 billion in the fourth quarter of 1999, and average deposits of $5.9 billion in the first nine months of 2000 and in the fourth quarter of 1999.

     Mutual fund fees increased 19 percent to $397 million in the first nine months of 2000 from $335 million in the first nine months of 1999, primarily as a result of asset growth. Assets in the First Union-advised Evergreen mutual funds at September 30, 2000, were $85 billion compared with $80 billion at December 31, 1999, and $75 billion at September 30, 1999.

     The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in both Retail Brokerage and Insurance Services and in Mutual Funds. CAP Account amounts in Table 3 reflect CAP Account fees and the funding benefit attributed to the on-balance sheet deposits. Fee and other income in CAP Account increased $36 million to $121 million in the first nine months of 2000 from $85 million in the first nine months of 1999, largely due to an increase in sales


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


and in customer asset balances. CAP Account customer assets were $61 billion at September 30, 2000, compared with $56 billion at year-end 1999. The number of brokerage trades in CAP Account increased 41 percent in the first nine months of 2000 from the first nine months of 1999.

CONSUMER Our strategic repositioning is felt most broadly in our Consumer segment. As we chose to focus on areas with higher growth potential and on areas in which we can leverage our competitive strengths, we identified the manufacture of certain proprietary products as no longer being essential to our core strategies. In the mortgage servicing and credit card businesses, for example, we lacked scale and competitive advantage, and therefore believe we can offer a better selection and more competitive products if we repositioned those businesses to meet our customers' needs through third party agreements. Therefore, as part of our strategic repositioning, we sold the credit card portfolio and our mortgage servicing portfolio. Both of these sales closed in the third quarter of 2000. In addition, for reasons discussed in the Outlook section, we ceased subprime mortgage lending at The Money Store on June 26, 2000. We believe that the repositioning actions we have taken will improve the profitability of the Consumer segment.

     Our retail distribution strategy continues to be premised on building lifetime customer relationships by providing quality customer service, a full range of superior products and flexible delivery across all channels. Our multiple channels, including full-service retail financial centers, direct telephone bank, ATMs and the Internet, are integrated, enabling customers to have a single view of their accounts. The Consumer segment includes: First Union Mortgage (FUMC), our mortgage origination and servicing business; Home Equity, encompassing First Union Home Equity (FUHEB) and The Money Store; Credit Cards; and Retail Branch Products, which includes installment loans, ATM, consumer credit, eChannels and the various consumer deposit products with the exception of the CAP Account, which is included in Capital Management.

     On an operating basis in the first nine months of 2000 compared with the first nine months of 1999, Consumer net income declined to $480 million from $617 million. Fee and other income declined to $1.1 billion from $1.3 billion in the first nine months of 1999, reflecting declines in home equity, residential mortgage and credit cards. Results from these businesses were dampened by the impact of a rising interest rate environment, a reduction in securitizations and loan sales and the impact of strategic repositioning decisions.

     The sale of the FUMC mortgage servicing portfolio closed on September 1, 2000. We will continue to originate mortgages, but we will sell the servicing. The sale of the servicing portfolio will have minimal impact on the volume of originations. The net contribution for this line of business will continue to be nominal. In connection with the sale, we entered into a subservicing agreement with the purchaser under which we will continue to service the portfolio for a period of approximately six months and for which we will be paid a market-based fee.

     FUMC's net income for the first nine months of 2000 declined to $2 million from $80 million in the first nine months of 1999. FUMC net interest income declined by $26 million to $37 million in the first nine months of 2000 primarily as a result of lower loan production volume in a higher interest rate environment. Fee and other income declined to $135 million in the first nine months of 2000 from $266 million in the first nine months last year largely due to a lower level of gains on loan sales and securitization activity and lower loan production volume in the first nine months of this year. Noninterest expense decreased by $32 million to $167 million in the first nine months of 2000 from $199 million in the first nine months of 1999, reflecting lower personnel, incentive and servicing costs related to the lower production levels.

     In the home equity businesses, there was a net loss of $10 million in the first nine months of 2000 compared with net income of $36 million in the first nine months of 1999. Net interest income increased to $424 million in the first nine months of 2000 from $398 million a year ago largely due to an increase in average loans generated through FUHEB. Net charge-offs increased by $16 million to $64 million in the first nine months of 2000 from the first nine months of 1999 due to an increase in loan balances and maturity of The Money Store and FUHEB portfolios. Fee and other income in the home equity businesses declined to $79 million in the first nine months of 2000 from $172 million in the first nine months of 1999 primarily due to a decrease in securitization gains in connection with home equity loans, an impairment loss on certain retained interests and lower levels of securitizations of non-home equity products.

     The sale of the credit card portfolio closed on September 30, 2000. Accordingly, these results include the credit card business for the full quarter of 2000. Beginning with the fourth quarter of 2000, we will originate First Union-branded credit cards under a referral arrangement with the purchaser of the portfolio. In connection with the sale, we entered into a subservicing agreement with the purchaser under which we will continue to service the portfolio for a period of approximately nine months and for which we will be paid a market-based fee.

     Net income from Credit Cards declined to $85 million in the first nine months of 2000 from $87 million in the first nine months of 1999. Net interest income declined $15 million in the period as a result of a decline in average loans due to securitization. Fee and other income declined by $47 million in the period due to a lower level of securitization gains from the first nine months of 1999. Net charge-offs declined substantially in the period due to lower loan balances as a result of ongoing securitization activity and due to the transfer of the portfolio to assets held for sale at the end of the second quarter of 2000. Average loans decreased by $1.2 billion reflecting the sale and securitization of $555 million in receivables in the second quarter of 1999 and $543 million in the third quarter of 1999 as well as the movement of credit card receivables to assets held for sale in the second quarter of 2000.

     Retail Branch Products results were essentially unchanged year over year. Net income decreased by $11 million to $403 million in the first nine months of 2000, driven primarily by a $66 million increase in net interest income to $1.9 billion in the first nine months of 2000, offset by a $92 million increase in noninterest expense. Average loans were $10.9 billion in the first nine months of 2000 and $10.4 billion in the fourth quarter of 1999. However, average loans year over year declined by $3.5 billion as a result of the securitization and transfer to the securities available for sale portfolio of prime equity loans with a balance of $6.7 billion at the date of transfer in June 1999.

COMMERCIAL Our wholesale delivery strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending and cash management products, primarily to small-business customers (annual sales up to $10 million) and commercial customers (annual sales of $10 million to $100 million). In the first quarter of 2000, corporate client relationships (annual sales over $100 million) were moved to the Capital Markets segment.

     We have an integrated relationship approach that leverages the strong relationships in our Commercial business with the capabilities of our Capital Markets business to provide complex financing solutions, risk management products and international services. We also leverage the capabilities of our Capital Management business to provide property and casualty insurance, pension plans and 401(k) plans. The Commercial segment is divided into four lines of business: Small Business Banking, which represents only the lending that is done through our Small Business Banking Division (SBBD); Lending, which is all other commercial lending within our state delivery network and loans to small businesses originated within our state delivery network rather than through SBBD; Real Estate Banking, which is lending by our specialized real estate bankers; and Cash Management and Deposit Services. The majority of SBA lending is included in the Consumer segment. Our combined portfolio of $9.6 billion in small business loans at September 30, 2000, includes loans originated through the SBBD, the SBA loan program and other origination channels.

     On an operating basis in the first nine months of 2000, Commercial net income of $366 million was down from $394 million in the first nine months of 1999. In the same period, net interest income decreased by $18 million to $1.0 billion due to a decrease in average deposits of $845 million, partially offset by an increase in average loans of $625 million. Fee and other income rose modestly to $424 million from $414 million.

     Average commercial loans increased by $483 million to $26.6 billion in the first nine months of 2000 from the fourth quarter of 1999, primarily in Real Estate Banking. This increase in Real Estate Banking commercial loans was offset by a decrease of $159 million in Lending, primarily reflecting our emphasis on providing capital markets financing alternatives for our clients and seasonality in the credit requirements of our customers.

     Average deposits were $21.9 billion in the first nine months of 2000 compared with $22.4 billion in the fourth quarter of 1999. The majority of the decline was in commercial money market deposits and commercial demand deposit accounts, partially offset by an increase in commercial savings and commercial certificate of deposit accounts. Commercial deposit balances are typically highest in the fourth quarter of the year, due to the seasonality of our customers' cash needs.

TREASURY/NONBANK Treasury/Nonbank includes management of our securities portfolios and our portfolio of first mortgage loans, as well as overall funding requirements and asset and liability management functions. Treasury/Nonbank also contains merger-related and restructuring charges; the goodwill asset and the associated amortization expense and funding cost; certain nonrecurring revenue items discussed in the Fee and Other Income section; certain expenses that are not allocated to the business segments; corporate charges; and the results of our discontinued indirect auto lending and leasing business. The Liquidity and Funding Sources and Market Risk Management sections provide information about our funding sources, asset and liability management functions and securities portfolios.

LOANS AND ASSET QUALITY

LOANS Net loans were $123 billion at September 30, 2000, and $133 billion at December 31, 1999. Average net loans were $129 billion in the first nine months of 2000 and $131 billion in the fourth quarter of 1999. Commercial loans represented 66 percent and consumer loans 34 percent of the loan portfolio at September 30, 2000. Managed loans were $164 billion at September 30, 2000, and $171 billion at December 31, 1999. Managed commercial loans increased 4 percent from year-end 1999, while managed consumer loans declined 13 percent primarily as a result of the sale of our credit card portfolio and the run-off of the portfolio associated with our discontinued indirect auto lending and leasing business. The average rate earned on loans was 8.86 percent in the first nine months of 2000 compared with 8.15 percent in the first nine months of 1999.

     At September 30, 2000, unused loan commitments related to commercial and consumer loans were $98 billion and $24 billion, respectively. Commercial and standby letters of credit were $13 billion. Loan participations sold to other lenders amounted to $3.4 billion at September 30, 2000.

ASSETS HELD FOR SALE In connection with the strategic repositioning, in the second quarter of 2000 we decided to sell $7.2 billion of loans, and in the third quarter, we decided to sell an additional $719 million of loans. As a result of these decisions, these loans were transferred to assets held for sale,


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


which is included in other assets. Included in the net restructuring and other charges was $537 million in the second quarter of 2000 and $120 million in the third quarter of 2000 recorded in connection with the transfer to reduce the net book value of these loans to their market value at the respective quarter ends.

     The transfer in the second quarter 2000 included $1.7 billion of credit card receivables, $4.8 billion of The Money Store subprime mortgage loans, $589 million of commercial loans and $123 million of residential real estate loans. The third quarter 2000 transfers consisted of $719 million of commercial loans. Included in the transfers were $463 million of nonperforming loans in the second quarter of 2000 and $46 million in the third quarter of 2000. In Table 8, the nonperforming loans in assets held for sale of $349 million at September 30, 2000, as well as those for prior periods, are presented at their net book value after the transfer to assets held for sale.

     At September 30, 2000, we completed the sale of the on-balance sheet, $1.7 billion credit card receivables and $250 million of certain commercial and consumer loans related to our strategic repositioning. As a result of these sales, the balance of loans transferred to assets held for sale at September 30, 2000, and which relate to our strategic repositioning, was $5.9 billion.

     As we sell the remaining loans, nonperforming assets will be reduced, particularly in health care, subprime mortgage lending and residential real estate. This will mitigate our exposure to increases in nonperforming assets in these loan categories. The sale of the credit card portfolio eliminated our exposure to the higher charge-offs typically associated with credit card receivables.

NONPERFORMING ASSETS At September 30, 2000, nonperforming assets were $951 million, or 0.77 percent of net loans and foreclosed properties, compared with $1.1 billion, or 0.80 percent, at December 31, 1999. Including nonperforming loans in assets held for sale, the percentage of nonperforming assets to net loans, foreclosed properties and assets held for sale was 0.98 percent at September 30, 2000. In general there is an industry-wide trend toward increasing pressure on credit quality, and we are seeing evidence of this in our commercial loan portfolio. Using various modeling techniques, we project that nonperforming loans will increase. In addition, in late October of this year, the financial condition of a single large borrower deteriorated significantly. As of the date of this filing, it is not possible to estimate the loss content of this credit. We will continue our review of the credit, and it is possible that it may be classified as nonperforming in the fourth quarter of 2000.

     Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first nine months of 2000, $78 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period (or since origination if held for part of the period). The amount of interest income recorded on these assets in the first nine months of 2000 was $19 million.

     Impaired loans, which are included in nonperforming loans, amounted to $651 million at September 30, 2000, compared with $603 million at December 31, 1999. Included in the allowance for loan losses at September 30, 2000, was $62 million related to $407 million of impaired loans. The remaining impaired loans were recorded at or below either fair value or the present value of expected future cash flows. In the first nine months of 2000, the average recorded investment in impaired loans was $708 million, and $17 million of interest income was recognized on impaired loans. This income was recognized using the cash-basis method of accounting.

PAST DUE LOANS Accruing loans 90 days past due, excluding loans that are classified as assets held for sale, were $145 million at September 30, 2000, compared with $144 million at December 31, 1999. Of these past due loans at September 30, 2000, $16 million were commercial loans or commercial real estate loans and $129 million were consumer loans.

NET CHARGE-OFFS Net charge-offs amounted to $559 million in the first nine months of 2000 and $519 million in the first nine months of 1999. Annualized net charge-offs were 0.58 percent of average net loans in the first nine months of 2000 compared with 0.53 percent in the first nine months of 1999. The increase in net charge-offs includes charge-offs on loans, including identified problem loans in the health care industry in the second quarter of 2000, that were subsequently transferred to assets held for sale in connection with the strategic repositioning. Third quarter 2000 net charge-offs were not concentrated in any single industry.

PROVISION AND ALLOWANCE FOR LOAN LOSSES  The loan loss provision was
$887 million in the first nine months of 2000 compared with $519 million in the first nine months of 1999. The increase largely reflected incremental provisions in the second and third quarters of 2000 amounting to $325 million to reflect the current risk profile of the loan portfolio.

     The allowance for loan losses was $1.7 billion at September 30, 2000, and $1.8 billion at December 31, 1999. The loans transferred to assets held for sale were transferred net of $365 million of related allowance, which contributed to the decrease in the allowance. The allowance as a percentage of net loans was
1.39 percent at September 30, 2000, and 1.32 percent at year-end 1999. We believe the allowance for loan losses is adequate to cover probable credit losses in the loan portfolio.

     Loans transferred to assets held for sale are carried at the lower of cost or market value, and accordingly, they are not included in the evaluation of the adequacy of the allowance subsequent to the transfer. Adjustments to the lower of cost or market value can relate to either credit-related factors or interest rates.

     Our methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analyses of individual commercial loans and pools of loans within the portfolio. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. We analyze all commercial loans with a principal balance in excess of $1 million that are being monitored as credit problems to determine whether such loans are impaired, with impairment measured by reference to the borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on loan payment status and historical loss rates adjusted to reflect current conditions. The unallocated portion of our allowance for loan losses represents the results of analyses that measure probable losses in our portfolio that are not fully captured in the allocated allowance analyses. These analyses include consideration of unidentified losses inherent in the portfolio resulting from changing underwriting criteria, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other economic indicators used to estimate probable incurred losses.

LIQUIDITY AND FUNDING SOURCES

CORE DEPOSITS Core deposits were $118 billion at September 30, 2000, compared with $122 billion at December 31, 1999. The $4 billion decline since year-end 1999 primarily reflects the movement of noninterest-bearing and time deposits into alternative investment products. In response to growing customer demand for investment products as alternatives to deposit products, we offer mutual funds, annuities and other investment products in addition to deposits. Although this reduces our deposit base, it enables us to retain valuable customer relationships that might otherwise be lost to other financial services companies.

     The portion of core deposits in higher-rate, other consumer time deposits was 31 percent at September 30, 2000, and 28 percent at December 31, 1999. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.

     Average core deposit balances were $118 billion in the first nine months of 2000 and $119 billion in the fourth quarter of 1999. In the first nine months of 2000 and in the fourth quarter of 1999, average noninterest-bearing deposits were 24 percent and 25 percent, respectively, of average core deposits.

     Deposits can be affected by numerous factors, including branch closings and consolidations, seasonal factors and the rates being offered compared to other investment opportunities.

PURCHASED FUNDS Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $70 billion in the first nine months of 2000 compared with $65 billion in the fourth quarter of 1999. The increase from 1999 represents funding for the growth in average earning assets early in 2000. Purchased funds at September 30, 2000, were $60 billion and at December 31, 1999, $69 billion, with the decline reflecting the impact of balance sheet reduction strategies associated with the strategic repositioning.

LONG-TERM DEBT Long-term debt, which includes any wholesale borrowings with an original maturity in excess of 12 months, amounted to $36 billion at September 30, 2000, and $32 billion at year-end 1999. In the first nine months of 2000, the parent company issued $3.8 billion of notes with varying rates and maturities.

     Long-term debt included $2.0 billion of trust capital securities at September 30, 2000, and at December 31, 1999. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier 1 capital for regulatory purposes.

     Under a shelf registration statement filed with the Securities and Exchange Commission, we have $2.7 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.

     Our principal banking subsidiary, First Union National Bank, has available global note programs for the issuance of up to $45 billion of senior and subordinated notes. Under these programs, $19 billion of long-term debt has been issued and was outstanding at September 30, 2000. The sale of any additional notes will depend on future market conditions, funding needs and other factors.

     In the fourth quarter of 2000, scheduled maturities of long-term debt amount to $3.7 billion. As a result of balance sheet reduction strategies associated with the strategic repositioning, only a modest portion of these maturities will need to be refinanced.

CREDIT LINES We have a $175 million committed back-up line of credit that expires in July 2002 and an additional $160 million committed back-up line of credit that expires in August 2001. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.


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


STOCKHOLDERS' EQUITY Stockholders' equity was $15 billion at September 30, 2000, and $17 billion at December 31, 1999. Common shares outstanding amounted to 986 million at September 30, 2000, and 988 million at December 31, 1999. Twelve million shares at a cost of $397 million were repurchased in the first nine months of 2000, all of which was pursuant to a Board of Directors authorization to repurchase a number of shares equal to the number issued in the EVEREN acquisition. Of the approximately 31 million shares expected to be repurchased in relation to this acquisition, a total of 25 million shares had been repurchased as of September 30, 2000. Based on the Board authorizations for share repurchases in November 1998, May 1999 and June 2000, each for 50 million shares, at September 30, 2000, we had authority to repurchase up to 101 million shares of our common stock, which is incremental to share repurchases related to the EVEREN acquisition and does not include shares subject to the forward contracts described below. In the first nine months of 1999, we repurchased 50 million shares of common stock at a cost of $2.5 billion.

     In early 1999, the Board authorized the use of forward equity sales transactions (equity forwards) in connection with our buyback programs. The use of equity forwards is intended to provide us with the ability to purchase shares under the buyback programs in the open market and then issue shares in private transactions to counterparties in the amounts necessary to maintain targeted capital ratios. Under the terms of the equity forwards, we issued shares of common stock to an investment banking firm at a specified price that approximated market value. Simultaneously, we entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium (the forward price).

     In addition to equity forwards, we have also entered into forward purchase contracts with various counterparties. Under the terms of these contracts, we have agreed to purchase shares on a specific future date, at a specified price (the forward price). The counterparties to these contracts generally purchase the shares to which the contract is subject in the open market and hold the shares for the duration of the contract. The forward price is the price at which the counterparty purchased the shares plus a premium.

     The equity forwards and forward purchase contracts mature at various times in 2001, and can be extended by mutual consent of the counterparties. At our election, the contracts can be settled by purchase of the shares at the forward price or by net settlement in shares or cash. At September 30, 2000, we had equity forwards involving 17 million shares at a cost of $800 million and forward purchase contracts involving 30 million shares at a cost of $1.1 billion. This aggregate cost of $1.9 billion does not include the premium component of the forward price. Premiums accrue over the period that the contracts are outstanding and will be settled at maturity. In October 2000, we settled an equity forward contract by purchasing the shares at the forward price, which reduced shares outstanding by 4 million, and which reduced stockholders' equity by $211 million.

     We paid $1.4 billion in dividends to common stockholders in the first nine months of 2000 and in the first nine months of 1999. This represented a dividend payout ratio on operating earnings of 62.87 percent in the first nine months of 2000.

     At September 30, 2000, stockholders' equity was reduced by $838 million in accumulated other comprehensive income, net, substantially all of which was related to net unrealized losses on debt and equity securities.

SUBSIDIARY DIVIDENDS First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at September 30, 2000, our subsidiaries had $2.6 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $1.3 billion in dividends and, in connection with the consolidation of two of our banking subsidiaries, returned $75 million in capital to the parent company in the first nine months of 2000.

REGULATORY CAPITAL At September 30, 2000, our tier 1 and total capital ratios were 7.00 percent and 11.32 percent, respectively, compared with 7.08 percent and 10.87 percent at December 31, 1999. Our leverage ratio at September 30, 2000, was 5.73 percent and at December 31, 1999, 5.97 percent. At September 30, 2000, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.

MARKET RISK MANAGEMENT

     Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

     The Credit/Market Risk Committee of the Board of Directors reviews overall interest rate risk management activity. The Funds Management Committee oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

     In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a "high rate" and "low rate" scenario to base-line scenarios. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the next 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" and the "flat rate" base-line scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY Our "flat rate" scenario holds the federal funds rate constant at 6.50 percent through September 2002. Based on the October 2000 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates earnings during the policy measurement period would be negatively affected by 0.5 percent. Our model indicates that earnings would benefit by 1.1 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).

     For our "most likely rate" scenario, we currently believe the market forward implied rate ("market rate") is the most appropriate. This scenario assumes the federal funds rate gradually declines to 6.30 percent by the end of September 2001. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 0.4 percent in a "high rate" scenario relative to the market rate over the policy period.

     In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our October 2000 outlook, if interest rates remain consistent with our "market rate" scenario until January 1, 2002, and then increase by 200 basis points during 2002, earnings in 2002 would be negatively affected by 0.5 percent.

     While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

UNREALIZED LOSSES IN CERTAIN FINANCIAL INSTRUMENTS Information related to unrealized gains and losses in the securities available for sale, investment securities and off-balance sheet derivatives portfolios is in Table 15. Changes in the market value of the instruments in these three portfolios, and corresponding unrealized gains and losses, primarily result from changes in market interest rates. The securities available for sale and the off-balance sheet derivatives portfolios are the primary means we use to manage overall interest rate risk while enhancing corporate earnings. Changes in the market values of these portfolios offset changes in market values and future interest income or expense related to other balance sheet items, such as loans, deposits and borrowings.

SECURITIES AVAILABLE FOR SALE The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and asset-backed securities. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. At September 30, 2000, we had securities available for sale with a market value of $50 billion compared with $51 billion at year-end 1999.

     Included in securities available for sale at September 30, 2000, were residual interests with a market value of $255 million, which included a net unrealized loss of $25 million. These residual interests resulted from securitizations of SBA, credit card, student, auto and home equity loans. At December 31, 1999, securities available for sale included residual interests with a market value of $583 million and a net unrealized gain of $84 million.

     In the third quarter of 2000, we converted $6.0 billion of first mortgage loans to agency securities to facilitate funding flexibility. These securities are classified as securities available for sale.

     In connection with the strategic repositioning, net restructuring and other charges in the first nine months of 2000 included securities losses of $1.0 billion, composed of $578 million of impairment losses on securities available for sale in the second quarter of 2000 and $449 million of losses on the sale of $10.5 billion of securities and $18 million of impairment losses on certain residual interests in the third quarter of 2000. Of the total of $596 million of impairment losses in net restructuring and other charges, $438 million is described below and $158 million is impairment losses on other residual interests.

     In October of 2000, we identified $2.2 billion of additional securities to sell in connection with the strategic repositioning, and these securities were sold at a net loss of $75 million. We do not anticipate any further sales of securities in connection with our strategic repositioning.

     In 1999, we transferred $744 million of mortgage-related residual interests and $8.7 billion of other mortgage-related securities to a trust in exchange for a new security representing substantially all of the interest in the assets transferred to the trust. Substantially all of the corporation's investment in mortgage-related retained interests from the securitization of The Money Store subprime mortgage loans was included in the transfer. The decision as part of our strategic repositioning to discontinue the subprime mortgage lending business at The Money Store caused us to revise the assumptions we used to estimate the amount and timing of the cash flows associated with this security, particularly the assumptions related to credit losses. Based on the revised assumptions, we concluded that the fair value of the security had declined on an other than temporary basis to an amount less than its book value at June 30, 2000. Accordingly, in connection with the strategic repositioning, we recorded a $438 million impairment loss on the security to reduce the book value to its fair value. There was no further impairment of this security in the third quarter of 2000.

     The average rate earned on securities available for sale was 7.33 percent in the first nine months of 2000 and 6.74 percent in the first nine months of 1999. The average maturity of the portfolio was 7.85 years at September 30, 2000.

     On October 1, 2000, we adopted the consensus under Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Certain Investments (EITF 99-20). EITF 99-20 is effective on January 1, 2001, with early adoption permitted. EITF 99-20 conforms the accounting for income recognition on and impairment of certain residual interests to the accounting for securities available for sale. EITF 99-20 states that if cash flow estimates indicate that the holder of a residual interest will not collect all estimated cash flows, then the security is considered impaired and must be written down to fair value. We intend to adopt EITF 99-20 effective October 1, 2000, and we are currently assessing the impact.

INVESTMENT SECURITIES The investment securities portfolio consists primarily of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities had a carrying value and a market value of $1.7 billion at September 30, 2000, and a carrying value and a market value of $1.8 billion at December 31, 1999.

     The average rate earned on investment securities was 8.19 percent in the first nine months of 2000 and 8.17 percent in the first nine months of 1999. The average maturity of the portfolio was 5.82 years at September 30, 2000.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT As part of our overall interest rate risk management strategy, we use off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivatives used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. The impact of derivative instruments on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

     The fair value of off-balance sheet derivatives used to manage our interest rate sensitivity was $584 million, based on a notional amount of $254 billion, at September 30, 2000, compared with $213 million, based on a notional amount of $190 billion, at December 31, 1999. From time to time, we rebalance our off-balance sheet positions to reflect current market conditions and management's assessment of desired balance sheet characteristics, and this can result in significant changes in derivative notional amounts. The increase in the notional amount of derivatives in 2000, which occurred principally in the first half of the year, resulted from the rebalancing and resulted in additional interest rate swaps and futures contracts. Substantially all of the aggregate outstanding notional amount of these positions will amortize or mature by December 31, 2000. The balances of deferred gains and losses at September 30, 2000, which are recorded as adjustments to the basis of the related assets or liabilities, will be amortized over approximately 12 years and the annual amortization is not significant. In connection with the strategic repositioning, we terminated certain risk management derivatives that were associated with assets sold, principally securities available for sale, and the gain or loss was included in the calculation of the gain or loss on the sale of the assets. Also in connection with the strategic repositioning, certain other risk management derivatives were redesignated.

     Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. At September 30, 2000, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $953 million. The fair value of collateral held exceeded the total mark-to-market related credit risk in excess of counterparty thresholds as of that date. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

TRADING RISK MANAGEMENT Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange instruments, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the use of value-at-risk (VAR) limits and an active, independent monitoring process.

     We use the VAR methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also estimates the effect of the interrelationships among the various trading instruments to determine how much risk is eliminated by offsetting positions. The VAR analysis is supplemented by stress testing on a daily basis. The analysis captures all financial assets and liabilities that are considered trading positions. The calculation uses historical data from the most recent 252 business days. The total VAR amount at September 30, 2000, was $12 million compared with $6 million at December 31, 1999, substantially all of which related to interest rate risk. The high, low and average VARs in the first nine months of 2000 were $16 million, $5 million and $10 million, respectively.

ACCOUNTING AND REGULATORY MATTERS

     In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which revises the criteria for accounting for securitizations and other transfers of financial assets and collateral, and introduces new disclosures. SFAS 140 replaces SFAS 125, which was issued in June 1996. The enhanced disclosure requirements are effective for year-end 2000. The other provisions of SFAS 140 apply prospectively to transfers of financial assets and extinguishments of liabilities occurring after March 31, 2001. Earlier or retroactive application is not permitted. The effect of SFAS 140 on the corporation is not expected to be material.

     In 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. SFAS 133 requires that all derivatives be recognized as assets or liabilities in the balance sheet and that these instruments be measured at fair value through adjustments to either other comprehensive income or to current earnings, depending on the purpose for which the derivative is held. SFAS 133, which is effective January 1, 2001, significantly changes the accounting for derivatives.

     We continue to analyze the impact of SFAS 133, and while it will not affect our ability to manage our interest rate risk within our policy guidelines, it will impact certain of the risk management strategies we use. In connection with the adoption of SFAS 133 on January 1, 2001, we have been repositioning our portfolio of risk management derivatives, including terminating certain contracts and reclassifying others as trading assets. We will continue to consider various actions to reposition our risk management derivatives portfolio in the fourth quarter of 2000.

     The transition adjustment to be recorded on January 1, 2001, in connection with our adoption of SFAS 133 has two components: a transition adjustment in the statement of income and a transition adjustment in other comprehensive income. The fair value of certain derivative contracts that are designated as hedges of fixed rate assets or liabilities will be included in the transition adjustment in the statement of income along with the fair value of the hedged assets and liabilities. The fair value of embedded derivatives is also included in this transition adjustment. The fair value of derivative contracts designated as hedges of variable rate assets or liabilities will be included in the transition adjustment in other comprehensive income. Since the majority of our derivative contracts will qualify as cash flow hedges, we anticipate the transition adjustment will primarily impact other comprehensive income. The amount of these transition adjustments under SFAS 133 will depend on the risk management strategies we choose to execute prior to or concurrent with adoption, as well as market conditions.

     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

     In 1999, the President signed into law the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act). The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities activities. This part of the Modernization Act became effective in March 2000. In the first quarter of 2000, First Union became a financial holding company pursuant to the Modernization Act and is thereby permitted to engage in the broader range of activities that the Modernization Act permits.

     The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including First Union, from disclosing nonpublic personal financial information to nonaffiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE, BALANCE SHEET AND OTHER DATA

-----------------------------------------------------------------------------------------------------------------------------------

                                                     Twelve                                     2000                           1999
                                                     Months         --------------------------------       ------------------------
                                                      Ended
                                                  Sept. 30,           THIRD       Second       First           Fourth         Third
(Dollars in millions, except per share data)           2000         QUARTER      Quarter     Quarter          Quarter       Quarter
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                 $    17,413           4,465        4,492       4,313            4,143         3,812
===================================================================================================================================
Interest income (a)                             $    17,513           4,491        4,517       4,336            4,169         3,840
Interest expense                                      9,763           2,631        2,587       2,347            2,198         1,930
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                               7,750           1,860        1,930       1,989            1,971         1,910
Provision for loan losses                             1,060             202          493         192              173           175
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses (a)                                     6,690           1,658        1,437       1,797            1,798         1,735
Securities transactions - portfolio                  (1,065)           (457)        (582)        (19)              (7)          (80)
Fee and other income                                  7,204           2,520          979       1,861            1,844         1,520
Restructuring charges                                 2,163              52        2,110          (5)               6            --
Other noninterest expense                             9,530           2,396        2,393       2,387            2,354         1,940
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income
  taxes (benefits) (a)                                1,136           1,273       (2,669)      1,257            1,275         1,235
Income taxes (benefits)                                 701             395         (495)        394              407           405
Tax-equivalent adjustment                               100              26           25          23               26            28
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $       335             852       (2,199)        840              842           802
===================================================================================================================================
PER SHARE DATA
Basic                                           $      0.32            0.87        (2.27)       0.86             0.86          0.84
Diluted                                                0.30            0.86        (2.27)       0.85             0.86          0.84
Cash dividends                                  $      1.91            0.48         0.48        0.48             0.47          0.47
Average shares - Basic (In thousands)                    --         971,453      969,707     972,174          976,377       946,802
Average shares - Diluted (In thousands)                  --         986,763      981,940     984,095          984,537       953,964
Average stockholders' equity
  Quarter-to-date                               $        --          14,236       16,614      16,583           16,686        15,299
  Year-to-date                                           --          15,805       16,599      16,583           15,932        15,678
Book value                                            15.00           15.00        14.14       17.16            16.91         16.19
Common stock price
  High                                                43.63           32.63        38.88       37.94            43.63         48.38
  Low                                                 25.00           25.00        25.00       28.44            32.44         35.31
  Period-end                                    $     32.19           32.19        25.00       37.25            32.94         35.63
    To earnings ratio (b)                            107.30 X        107.30        89.29       10.80             9.89         10.67
    To book value                                       215 %           215          177         217              195           220
BALANCE SHEET DATA
Assets                                          $   246,640         246,640      257,994     253,648          253,024       234,408
Long-term debt                                  $    36,258          36,258       33,140      33,043           31,975        31,910
OTHER DATA
ATMs                                                  3,831           3,831        3,832       3,786            3,778         3,954
Employees                                            71,718          71,718       73,988      73,060           71,659        66,391
===================================================================================================================================

(a)  Tax-equivalent.
(b)  Based on diluted earnings per share.

TABLE 2
RESTRUCTURING CHARGES

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                   --------------------------------------------------------------------------------

                                                                                                                 STAFF
                                                                  FIRST            THE                           UNITS
                                               CAPITAL            UNION          MONEY            CREDIT           AND
(In millions)                                  MARKETS         MORTGAGE          STORE             CARDS         OTHER        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES (Includes
  merger-related charges)
Employee termination benefits                  $    47               15             46                21            33          162
Occupancy                                           --                5            102                 1            --          108
Goodwill and other intangible
  impairments (noncash)                             --               --          1,754                --            --        1,754
Other asset impairments                             --                1             18                --            --           19
Contract cancellations                              --                3             11                70            --           84
Other                                               --               --             --                --             2            2
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                       47               24          1,931                92            35        2,129
Reversal of March 1999
  restructuring charge                              --               --             --                --           (16)         (16)
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                       47               24          1,931                92            19        2,113
EVEREN and other
  merger-related charges                            --               --             --                --            44           44
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                  $    47               24          1,931                92            63        2,157
===================================================================================================================================

                                                                                                                Signet
                                                              June 2000     March 1999                     Acquisition
                                                              Strategic  Restructuring        CoreStates           and
(In millions)                                             Repositioning         Charge   Acquisition (a)     Other (a)        Total
-----------------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE
  RESTRUCTURING
  ACCRUAL
  Balance, December 31, 1999                                   $     --             84                 38            40         162
  Cash payments                                                      --            (18)                --            (2)        (20)
  Reversal of prior accruals                                         --            (14)                --            --         (14)
  Noncash write-downs and
    other adjustments                                                --             (4)                --            --          (4)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2000                                              --             48                 38            38         124
  Restructuring charges                                           2,099             --                 --            --       2,099
  Cash payments                                                      (5)            (5)                (1)           (3)        (14)
  Noncash write-downs and
    other adjustments                                            (1,754)            (4)                --            --      (1,758)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 2000                                         $    340             39                 37            35         451
  Restructuring charges                                              30             --                 --            --          30
  Cash payments                                                     (40)            (3)                (2)           (2)        (47)
  Reversal of prior accruals                                         --             (2)                --            --          (2)
  Noncash write-downs and
    other adjustments                                               (17)            (1)                --            --         (18)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                                    $    313             33                 35            33         414
===================================================================================================================================

(a) The remaining September 30, 2000, amounts represent employee termination benefits which will be paid over future periods.

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                              THREE MONTHS ENDED SEPTEMBER 30, 2000
                                         ------------------------------------------------------------------------------------------

                                                        INVESTMENT    CORPORATE
(In millions)                                              BANKING      BANKING  INTERNATIONAL          OTHER                 TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                      $    54          297             34             --                   385
  Provision for loan losses                                      3           70              1             --                    74
  Fee and other income                                         226           56             60            (32)                  310
  Noninterest expense                                          264          109             39             --                   412
  Income tax expense                                            (2)          67             21            (32)                   54
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                       $    15          107             33             --                   155
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                      3.25 %      12.07          27.40             --                 10.46
  Average loans, net                                       $ 6,571       32,638          5,524             --                44,733
  Average deposits                                           6,093        5,202          6,167             --                17,462
  Average attributed stockholders'
    equity (b)                                             $ 1,946        3,560            489             --                 5,995
===================================================================================================================================

                                             RETAIL
                                        BROKERAGE &         WEALTH
                                          INSURANCE        & TRUST       MUTUAL            CAP
In millions)                               SERVICES       SERVICES        FUNDS        ACCOUNT          OTHER                 TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data                     $
  Net interest income                           42              58            3             55             --                   158
  Provision for loan losses                     --               1           --             --             --                     1
  Fee and other income                         442             181          137             42            (23)                  779
  Noninterest expense                          424             146           63             40             --                   673
  Income tax expense                            22              35           29             21             (9)                   98
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                      $     38              57           48             36            (14)                  165
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                     26.05 %         44.61        81.83          75.74             --                 45.65
  Average loans, net                      $     --           4,438           --              1             --                 4,439
  Average deposits                              --           5,892           --         13,269             --                19,161
  Average attributed stockholders'
    equity (b)                            $    559             507          193            185            (30)                1,414
===================================================================================================================================

                                                                           HOME
                                                                       EQUITY &
                                                             FIRST          THE                        RETAIL
                                                             UNION        MONEY         CREDIT         BRANCH
(In millions)                                             MORTGAGE        STORE          CARDS       PRODUCTS                 TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                      $    15          155             54            625                   849
  Provision for loan losses                                     --           12              1             26                    39
  Fee and other income                                          42           48             91            219                   400
  Noninterest expense                                           55          126             63            614                   858
  Income tax expense                                            --           26             32             78                   136
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                       $     2           39             49            126                   216
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                      3.81 %      13.95          42.23          26.18                 24.01
  Average loans, net                                       $   415       11,133             91         11,011                22,650
  Average deposits                                             973          190              3         68,575                69,741
  Average attributed stockholders'
    equity (b)                                             $    58        1,162            479          1,916                 3,615
===================================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                              THREE MONTHS ENDED SEPTEMBER 30, 2000
                                         ------------------------------------------------------------------------------------------

                                                            SMALL                             REAL   CASH MGT. &
                                                         BUSINESS                           ESTATE       DEPOSIT
(In millions)                                             BANKING         LENDING          BANKING      SERVICES              TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                     $    19              69               48           208                344
  Provision for loan losses                                     2              17                5            --                 24
  Fee and other income                                         --              --               --           140                140
  Noninterest expense                                          12              45               16           199                272
  Income tax expense                                            2               1               11            56                 70
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                      $     3               6               16            93                118
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                     8.34 %          2.54            16.24         54.86              22.06
  Average loans, net                                      $ 2,870          14,251            9,608            --             26,729
  Average deposits                                             --              --               --        22,254             22,254
  Average attributed stockholders'
    equity (b)                                            $   161             878              410           662              2,111
===================================================================================================================================

                                             CAPITAL      CAPITAL                                      TREASURY/
(In millions)                                MARKETS         MGT.        CONSUMER       COMMERCIAL       NONBANK              TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                     $    385            158             849              344            98              1,834
  Provision for loan losses                     74              1              39               24             4                142
  Fee and other income                         310            779             400              140            16              1,645
  Noninterest expense                          412            673             858              272           113              2,328
  Income tax expense                            54             98             136               70           (51)               307
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                           155            165             216              118            48                702
-----------------------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income
    Restructuring and other
      charges/gains
        Provision for loan losses               --             --              --               --           (60)               (60)
        Fee and other income                  (123)            --             (17)              --           558                418
        Noninterest expense                     --             --              --               --          (120)              (120)
        Income tax benefit                      46             --               6               --          (140)               (88)
-----------------------------------------------------------------------------------------------------------------------------------
  After-tax restructuring and
    other charges/gains                        (77)            --             (11)              --           238                150
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                              $     78            165             205              118           286                852
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                     10.46 %        45.65           24.01            22.06         17.34              15.76
  Average loans, net                      $ 44,733          4,439          22,650           26,729        24,924            123,475
  Average deposits                          17,462         19,161          69,741           22,254        14,494            143,112
  Average attributed stockholders'
    equity (b)                            $  5,995          1,414           3,615            2,111         1,101             14,236
===================================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                              THREE MONTHS ENDED SEPTEMBER 30, 1999
                                         ------------------------------------------------------------------------------------------

                                                        INVESTMENT      CORPORATE
(In millions)                                              BANKING        BANKING  INTERNATIONAL          OTHER               TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                      $    59            288             26             --                 373
  Provision for loan losses                                     20             47             --             --                  67
  Fee and other income                                         330             33             54            (22)                395
  Noninterest expense                                          217             90             40             --                 347
  Income tax expense                                            52             69             15            (22)                114
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                               $   100            115             25             --                 240
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                     27.60 %        13.52          14.80             --               17.42
  Average loans, net                                       $ 7,049         30,795          4,837             --              42,681
  Average deposits                                           4,550          5,297          4,838             --              14,685
  Average attributed stockholders'
    equity (b)                                             $ 1,454          3,366            640             --               5,460
===================================================================================================================================

                                             RETAIL
                                        BROKERAGE &         WEALTH
                                          INSURANCE        & TRUST         MUTUAL            CAP
(In millions)                              SERVICES       SERVICES          FUNDS        ACCOUNT          OTHER               TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                     $     20              54             --             53             --                 127
  Provision for loan losses                     --              --             --             --             --                  --
  Fee and other income                         229             171            117             30            (25)                522
  Noninterest expense                          198             120             53             32             --                 403
  Income tax expense                            20              41             25             20            (10)                 96
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                              $     31              64             39             31            (15)                150
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                     38.87 %         61.11          74.66          74.77             --               58.12
  Average loans, net                      $     --           3,784             --             --             --               3,784
  Average deposits                              --           5,699             --         14,302             --              20,001
  Average attributed stockholders'
    equity (b)                            $    325             425            163            168            (31)              1,050
===================================================================================================================================

                                                                             HOME
                                                                         EQUITY &
                                                             FIRST            THE                        RETAIL
                                                             UNION          MONEY         CREDIT         BRANCH
(In millions)                                             MORTGAGE          STORE          CARDS       PRODUCTS               TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                      $    18           143             53             620                 834
  Provision for loan losses                                      1            21             34              22                  78
  Fee and other income                                          42           (29)            99             212                 324
  Noninterest expense                                           55           149             52             557                 813
  Income tax expense                                             2           (22)            25              96                 101
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                               $     2           (34)            41             157                 166
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                     18.08 %       (9.79)         33.62           33.38               17.12
  Average loans, net                                       $   464        11,910          2,115          10,581              25,070
  Average deposits                                           1,214           295              9          68,176              69,694
  Average attributed stockholders'
    equity (b)                                             $    65         1,411            475           1,847               3,798
===================================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                              THREE MONTHS ENDED SEPTEMBER 30, 1999
                                         ------------------------------------------------------------------------------------------

                                                            SMALL                          REAL      CASH MGT. &
                                                         BUSINESS                        ESTATE          DEPOSIT
(In millions)                                             BANKING       LENDING         BANKING         SERVICES              TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                      $   21            58              44              230                353
  Provision for loan losses                                    --             8               6               --                 14
  Fee and other income                                         --            --              --              144                144
  Noninterest expense                                          10            47              14              179                250
  Income tax expense                                            4            (4)              8               74                 82
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                               $    7             7              16              121                151
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                    14.85 %        2.66           14.77            71.79              26.89
  Average loans, net                                       $2,776        15,142           8,629               --             26,547
  Average deposits                                             --            --              --           22,337             22,337
  Average attributed stockholders'
    equity (b)                                             $  161           951             391              662              2,165
===================================================================================================================================

                                          CAPITAL         CAPITAL                                      TREASURY/
(In millions)                             MARKETS            MGT.      CONSUMER      COMMERCIAL          NONBANK              TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                     $   373             127           834             353              195              1,882
  Provision for loan losses                    67              --            78              14               16                175
  Fee and other income                        395             522           324             144               55              1,440
  Noninterest expense                         347             403           813             250              127              1,940
  Income tax expense                          114              96           101              82               12                405
-----------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                     240             150           166             151               95                802
  After-tax merger-related and
    restructuring charges                      --              --            --              --               --                 --
-----------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                 $   240             150           166             151               95                802
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                    17.42 %         58.12         17.12           26.89            13.34              20.47
  Average loans, net                      $42,681           3,784        25,070          26,547           29,252            127,334
  Average deposits                         14,685          20,001        69,694          22,337            6,707            133,424
  Average attributed stockholders'
    equity (b)                            $ 5,460           1,050         3,798           2,165            2,826             15,299
===================================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               NINE MONTHS ENDED SEPTEMBER 30, 2000
                                         ------------------------------------------------------------------------------------------

                                                      INVESTMENT        CORPORATE
(In millions)                                            BANKING          BANKING     INTERNATIONAL           OTHER           TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                     $  193              862               102              --           1,157
  Provision for loan losses                                   49              236                 6              --             291
  Fee and other income                                     1,048              176               169             (95)          1,298
  Noninterest expense                                        825              315               109              --           1,249
  Income tax expense                                         118              185                60             (95)            268
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                      $  249              302                96              --             647
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                   17.88 %          11.52             22.94              --           14.61
  Average loans, net                                      $6,759           32,538             5,186              --          44,483
  Average deposits                                         6,591            5,252             5,650              --          17,493
  Average attributed stockholders'
    equity (b)                                            $1,866            3,496               564              --           5,926
===================================================================================================================================

                                           RETAIL
                                      BROKERAGE &         WEALTH
                                        INSURANCE        & TRUST           MUTUAL               CAP
(In millions)                            SERVICES       SERVICES            FUNDS           ACCOUNT           OTHER           TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data                     $
  Net interest income                         127            173                7               172              --             479
  Provision for loan losses                    --              1               --                --              --               1
  Fee and other income                      1,436            541              397               121             (71)          2,424
  Noninterest expense                       1,311            430              194               115              --           2,050
  Income tax expense                           96            108               80                68             (27)            325
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                      $   156            175              130               110             (44)            527
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                    34.52 %        48.82            72.95             77.51              --           49.24
  Average loans, net                      $    --          4,338               --                 1              --           4,339
  Average deposits                             --          5,899               --            13,846              --          19,745
  Average attributed stockholders'
    equity (b)                            $   602            478              187               190             (30)          1,427
===================================================================================================================================

                                                                             HOME
                                                                         EQUITY &
                                                           FIRST              THE                             RETAIL
                                                           UNION            MONEY            CREDIT           BRANCH
(In millions)                                           MORTGAGE            STORE             CARDS         PRODUCTS          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                     $   37              424               160            1,895          2,516
  Provision for loan losses                                    2               64                52               75            193
  Fee and other income                                       135               79               217              646          1,077
  Noninterest expense                                        167              455               187            1,814          2,623
  Income tax expense                                           1               (6)               53              249            297
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                      $    2              (10)               85              403            480
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                    4.61 %          (1.10)            23.56            28.25          17.48
  Average loans, net                                      $  428           13,252             1,211           10,896         25,787
  Average deposits                                           894              205                10           68,007         69,116
  Average attributed stockholders'
    equity (b)                                            $   63            1,217               485            1,902          3,667
===================================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               Nine Months Ended September 30, 2000
                                        -------------------------------------------------------------------------------------------

                                                                 Small                          Real   Cash Mgt. &
                                                              Business                        Estate       Deposit
(In millions)                                                  Banking        Lending        Banking      Services            Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $       58            206            136           616            1,016
  Provision for loan losses                                          4             27             15            --               46
  Fee and other income                                              --             --             --           424              424
  Noninterest expense                                               35            140             48           586              809
  Income tax expense                                                 7             11             28           173              219
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                        $       12             28             45           281              366
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                          9.74 %         4.44          15.27         56.50            23.76
  Average loans, net                                        $    2,828         14,444          9,297            --           26,569
  Average deposits                                                  --             --             --        21,897           21,897
  Average attributed stockholders'
    equity(b)                                               $      160            832            395           662            2,049
===================================================================================================================================


                                               Capital         Capital                                   Treasury/
(In millions)                                  Markets            Mgt.       Consumer     Commercial       Nonbank            Total
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                       $    1,157             479          2,516          1,016           537            5,705
  Provision for loan losses                        291               1            193             46            31              562
  Fee and other income                           1,298           2,424          1,077            424            10            5,233
  Noninterest expense                            1,249           2,050          2,623            809           350            7,081
  Income tax expense                               268             325            297            219           (68)           1,041
-----------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                               647             527            480            366           234            2,254
-----------------------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income (loss)
    Restructuring and other
      charges/gains
        Provision for loan losses                   --              --              --            --          (325)            (325)
        Fee and other income                      (272)             --         (1,025)            --           366             (931)
        Noninterest expense                         --              --            (27)            --        (2,225)          (2,252)
        Income tax benefit                         101              --            389             --           257              747
-----------------------------------------------------------------------------------------------------------------------------------
  After-tax restructuring and
    other charges/gains                           (171)             --           (663)            --        (1,927)          (2,761)
-----------------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                         $      476             527           (183)           366        (1,693)            (507)
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         14.61 %         49.24          17.48          23.76         11.42            17.88
  Average loans, net                        $   44,483           4,339         25,787         26,569        27,991          129,169
  Average deposits                              17,493          19,745         69,116         21,897        13,334          141,585
  Average attributed stockholders'
    equity(b)                               $    5,926           1,427          3,667          2,049         2,736           15,805
===================================================================================================================================


                                                                     (Continued)
                                       T-8

TABLE 3
BUSINESS SEGMENTS (a)

--------------------------------------------------------------------------------------------------------------------------------

                                                                            Nine Months Ended September 30, 1999
                                        ----------------------------------------------------------------------------------------

                                                            Investment      Corporate        Inter-
(In millions)                                                  Banking        Banking      national         Other          Total
--------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                       $      193            852           117            --          1,162
  Provision for loan losses                                         58            125            --            --            183
  Fee and other income                                           1,021            133           153           (77)         1,230
  Noninterest expense                                              640            298           131            --          1,069
  Income tax expense                                               173            211            53           (77)           360
--------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $      343            351            86            --            780
--------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                         32.81 %        13.79         17.98            --          19.16
  Average loans, net                                        $    7,091         31,377         4,761            --         43,229
  Average deposits                                               4,809          5,368         5,331            --         15,508
  Average attributed stockholders'
    equity (b)                                              $    1,400          3,416           638            --          5,454
================================================================================================================================



                                                 Retail
                                            Brokerage &         Wealth
                                              Insurance        & Trust        Mutual            CAP
(In millions)                                  Services       Services         Funds        Account         Other          Total
--------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                       $       57             166             2            144            --            369
  Provision for loan losses                         --              --            --             --            --             --
  Fee and other income                             685             507           335             85           (69)         1,543
  Noninterest expense                              605             386           180             94            --          1,265
  Income tax expense                                53             110            60             52           (26)           249
--------------------------------------------------------------------------------------------------------------------------------
  Net income                                $       84             177            97             83           (43)           398
--------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         35.19 %         56.31         56.81          72.50            --          52.15
  Average loans, net                        $       --           3,767            --             --            --          3,767
  Average deposits                                  --           5,749            --         14,187            --         19,936
  Average attributed stockholders'
    equity (b)                              $      324             423           158            154           (29)         1,030
================================================================================================================================



                                                                                Home
                                                                            Equity &
                                                                 First           The                      Retail
                                                                 Union         Money         Credit        Branch
(In millions)                                                 Mortgage         Store          Cards      Products          Total
--------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                       $       63           398            175         1,829          2,465
  Provision for loan losses                                          1            48            120            65            234
  Fee and other income                                             266           172            264           628          1,330
  Noninterest expense                                              199           464            177         1,722          2,562
  Income tax expense                                                49            22             55           256            382
--------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $       80            36             87           414            617
--------------------------------------------------------------------------------------------------------------------------------

Performance and other data
  Return on average attributed
    stockholders' equity                                        103.60 %        3.43          25.10         30.21          21.80
  Average loans, net                                        $      477        11,707          2,423        14,424         29,031
  Average deposits                                               1,295           122             10        70,135         71,562
  Average attributed stockholders'
    equity (b)                                              $      103         1,383            470         1,835          3,791
================================================================================================================================

                                                                     (Continued)
                                       T-9

TABLE 3
BUSINESS SEGMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               Nine Months Ended September 30, 1999
                                        -------------------------------------------------------------------------------------------

                                                                 Small                         Real   Cash Mgt. &
                                                              Business                       Estate       Deposit
(In millions)                                                  Banking        Lending       Banking      Services             Total
-----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $       63            180           133           658             1,034
  Provision for loan losses                                          2             28            19            --                49
  Fee and other income                                              --             --            --           414               414
  Noninterest expense                                               31            156            50           552               789
  Income tax expense                                                12            (19)           24           199               216
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $       18             15            40           321               394
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                         15.43 %         2.22         13.11         65.48             24.75
  Average loans, net                                        $    2,729         14,699         8,516            --            25,944
  Average deposits                                                  --             --            --        22,742            22,742
  Average attributed stockholders'
    equity (b)                                              $      163            913           404           657             2,137
===================================================================================================================================



                                               Capital         Capital                                  Treasury/
(In millions)                                  Markets            Mgt.       Consumer    Commercial       Nonbank             Total
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                       $    1,162             369          2,465         1,034           477             5,507
  Provision for loan losses                        183              --            234            49            53               519
  Fee and other income                           1,230           1,543          1,330           414           579             5,096
  Noninterest expense                            1,069           1,265          2,562           789           817             6,502
  Income tax expense                               360             249            382           216            (6)            1,201
-----------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                          780             398            617           394           192             2,381
  After-tax merger-related and
    restructuring charges                           --              --             --            --           259               259
-----------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                   $      780             398            617           394           451             2,640
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         19.16 %         52.15          21.80         24.75         18.47             22.25
  Average loans, net                        $   43,229           3,767         29,031        25,944        27,339           129,310
  Average deposits                              15,508          19,936         71,562        22,742         4,735           134,483
  Average attributed stockholders'
    equity (b)                              $    5,454           1,030          3,791         2,137         3,265            15,677
===================================================================================================================================

(a) Business Segment information reflects the purchase accounting acquisition of EVEREN for the three and nine months ended September 30, 2000. This acquisition occurred on October 1, 1999. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used in presenting this information.
(b) Average attributed stockholders' equity excludes merger-related, restructuring and other charges and gains. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.

TABLE 4
FEE AND OTHER INCOME - CAPITAL MARKETS

--------------------------------------------------------------------------------------------------------------------------------

                                                                                               2000                         1999
                                                            ---------------------------------------       ----------------------

                                                                 THIRD         Second         First        Fourth          Third
(In millions)                                                  QUARTER        Quarter       Quarter       Quarter        Quarter
--------------------------------------------------------------------------------------------------------------------------------
Principal investing                                         $       37            185           203           210            176
Risk management (a)                                                 61             79            63            41             46
Investment banking (a)                                              92            123           120           157            103
Corporate banking                                                   56             67            53            51             33
International                                                       60             56            53            52             54
Fixed income and other (a)                                          36             10            39            39              5
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                      342            520           531           550            417
Eliminations                                                       (32)           (32)          (31)          (72)           (22)
--------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income - Capital Markets        $      310            488           500           478            395
================================================================================================================================

(a) The aggregate amounts of trading account profits included in this table in the third, second and first quarters of 2000 and in the fourth and third quarters of 1999 were $70 million, $73 million, $99 million, $72 million and $20 million, respectively. This includes risk management and proprietary trading as well as amounts included in investment banking and fixed income and other trading.

TABLE 5
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS

---------------------------------------------------------------------------------------------------------------------------

                                              Nine Months Ended
                                                  September 30,                                2000                    1999
                                       ------------------------    --------------------------------     -------------------

                                                                     THIRD      Second        First      Fourth       Third
                                           2000           1999     QUARTER     Quarter      Quarter     Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity             15.83 X       14.41       17.34       15.38        14.97       14.60       14.98
Return on assets                           (0.27)%        1.41        1.37       (3.46)        1.36        1.37        1.39
Return on stockholders' equity             (4.28)%       20.31       23.81      (53.24)       20.38       20.00       20.82
---------------------------------------------------------------------------------------------------------------------------
DIVIDEND PAYOUT RATIOS ON
Operating earnings                         62.87 %       51.46       67.42       65.75        56.47       54.65       55.95
Net income (b)                                -- %       57.09       55.59          --        56.47       54.65       55.95
---------------------------------------------------------------------------------------------------------------------------
OTHER RATIOS
Operating earnings
  Return on assets                          1.20 %        1.56        1.12        1.13         1.36        1.38        1.39
  Return on stockholders' equity           17.88 %       22.25       15.76       17.74        20.31       19.78       20.47
---------------------------------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) Dividend payout ratios are not presented for periods in which there is a net loss.

TABLE 6
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

-----------------------------------------------------------------------------------------------------------------------------

                                                                                           2000                          1999
                                                          -------------------------------------       -----------------------

                                                            THIRD         Second          First         Fourth          Third
(In millions)                                             QUARTER        Quarter        Quarter        Quarter        Quarter
-----------------------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET LOAN PORTFOLIO
  COMMERCIAL
  Commercial, financial and agricultural                 $ 53,325         53,870         54,082         51,683         52,497
  Real estate - construction and other                      2,751          2,600          2,344          2,435          2,709
  Real estate - mortgage                                    9,286          9,239          9,275          8,768          8,404
  Lease financing                                          13,997         13,181         12,511         12,742         11,969
  Foreign                                                   5,548          4,956          4,587          4,991          4,933
-----------------------------------------------------------------------------------------------------------------------------
        Total commercial                                   84,907         83,846         82,799         80,619         80,512
-----------------------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage                                   19,108         25,204         27,528         27,793         26,427
  Installment loans - Bankcard (a)                            119            141          1,752          1,879          1,681
  Installment loans - other                                22,515         21,656         25,145         23,916         22,853
  Vehicle leasing                                           2,600          3,112          3,822          4,483          5,096
-----------------------------------------------------------------------------------------------------------------------------
        Total retail                                       44,342         50,113         58,247         58,071         56,057
-----------------------------------------------------------------------------------------------------------------------------
        Total loans                                       129,249        133,959        141,046        138,690        136,569
  Unearned income                                           5,830          5,600          5,243          5,513          5,087
-----------------------------------------------------------------------------------------------------------------------------
        Loans, net (on-balance sheet)                    $123,419        128,359        135,803        133,177        131,482
=============================================================================================================================

MANAGED PORTFOLIO (b)
-----------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
On-balance sheet loan portfolio                          $ 84,907         83,846         82,799         80,619         80,512
Securitized loans                                           1,117          1,139          1,173          1,223          1,257
Loans held for sale included in other assets                1,994          2,378          2,195          2,465            158
-----------------------------------------------------------------------------------------------------------------------------
        Total commercial                                   88,018         87,363         86,167         84,307         81,927
-----------------------------------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage
  On-balance sheet loan portfolio                          19,108         25,204         27,528         27,793         26,427
  Securitized loans included in
    securities available for sale                           2,778             --             --             --             --
  Loans held for sale included in other assets                802            782          1,341          1,503          1,413
-----------------------------------------------------------------------------------------------------------------------------
        Total real estate - mortgage                       22,688         25,986         28,869         29,296         27,840
-----------------------------------------------------------------------------------------------------------------------------
Installment loans - Bankcard (a)
  On-balance sheet loan portfolio                             119            141          1,752          1,879          1,681
  Securitized loans                                            --          3,941          3,941          3,941          3,941
  Loans held for sale included in other assets                 22          1,594             --             --             --
-----------------------------------------------------------------------------------------------------------------------------
        Total installment loans - Bankcard                    141          5,676          5,693          5,820          5,622
-----------------------------------------------------------------------------------------------------------------------------
Installment loans - other
  On-balance sheet loan portfolio                          22,515         21,656         25,145         23,916         22,853
  Securitized loans                                        11,290         11,726         12,533         13,259         14,390
  Securitized loans included in
    securities available for sale                          10,328          9,875          9,369          9,058          8,660
  Loans held for sale included in other assets              6,273          5,882          1,339            898            591
-----------------------------------------------------------------------------------------------------------------------------
        Total installment loans - other                    50,406         49,139         48,386         47,131         46,494
-----------------------------------------------------------------------------------------------------------------------------
Vehicle leasing - on-balance sheet loan portfolio           2,600          3,112          3,822          4,483          5,096
-----------------------------------------------------------------------------------------------------------------------------
        Total retail                                       75,835         83,913         86,770         86,730         85,052
-----------------------------------------------------------------------------------------------------------------------------
        Total managed portfolio                          $163,853        171,276        172,937        171,037        166,979
=============================================================================================================================

SERVICING PORTFOLIO
Commercial                                               $ 29,739         29,000         28,985         29,193         28,433
Retail                                                   $  9,844         37,722         37,108         38,200         39,385
=============================================================================================================================

(a) Installment loans - Bankcard include credit cards, instant cash reserve, signature and First Choice.
(b) The managed portfolio includes the on-balance sheet loan portfolio, loans held for sale that are classified in other assets, loans securitized for which the securities are classified in securities available for sale and the off-balance sheet portfolio of securitized loans.

TABLE 7
LOANS HELD FOR SALE

-----------------------------------------------------------------------------------------------------------------------------

                                                                                                                         2000
                                                                                                    -------------------------

                                                                                                      THIRD            Second
(In millions)                                                                                       QUARTER           Quarter
-----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                                                                       $ 10,636             4,875
Loans transferred to assets held for sale (a)                                                           719             7,182
Allowance for loan losses related to loans transferred to assets held for sale (a)                      (46)             (319)
Lower of cost or market valuation allowance related to loans transferred
  to assets held for sale (a)                                                                          (120)             (537)
Loans sold (a)                                                                                       (1,756)               --
Other increases (decreases), net (b)                                                                   (342)             (565)
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                                                             $  9,091            10,636
=============================================================================================================================

(a)  These amounts relate to the June 26, 2000, strategic repositioning.
(b) Other, net includes the net amount of origination, payment and sales transactions related primarily to syndication and mortgage warehouse loans which represent most of the remainder of loans held for sale.

TABLE 8
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                 2000                      1999
                                                                   ----------------------------------       -------------------

                                                                     THIRD        Second        First       Fourth        Third
(In millions)                                                      QUARTER       Quarter      Quarter      Quarter      Quarter
-------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                                       $ 1,706         1,760        1,757        1,759        1,785
Provision for loan losses                                              202           493          192          173          175
Allowance relating to loans acquired, transferred to
  other assets or sold                                                 (46)         (319)          --           (6)         (26)
Loan losses, net                                                      (142)         (228)        (189)        (169)        (175)
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                             $ 1,720         1,706        1,760        1,757        1,759
===============================================================================================================================
as a % of loans, net                                                  1.39 %        1.33         1.30         1.32         1.34
===============================================================================================================================
as a % of nonaccrual and restructured loans (a)                        202 %         215          150          181          187
===============================================================================================================================
as a % of nonperforming assets (a)                                     181 %         193          139          165          169
===============================================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                             $   108           157          107           93           95
Real estate - commercial construction and mortgage                       3             1            2            9            4
Real estate - residential mortgage                                       1             5            4            5            5
Installment loans - Bankcard                                             1            25           31           37           37
Installment loans - other and vehicle leasing                           52            76           73           64           67
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                          165           264          217          208          208
-------------------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                                  10            21           10           21           17
Real estate - commercial construction and mortgage                       1            --            1            3            3
Real estate - residential mortgage                                       1             1           --            1           --
Installment loans - Bankcard                                            --             2            3            1            2
Installment loans - other and vehicle leasing                           11            12           14           13           11
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                           23            36           28           39           33
-------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                           $   142           228          189          169          175
===============================================================================================================================
as % of average loans, net (b)                                        0.46 %        0.69         0.57         0.52         0.55
===============================================================================================================================
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial, financial and agricultural                           $   596           562          729          551          506
  Real estate - commercial construction and mortgage                    58            59           62           55           59
  Real estate - residential mortgage                                    52            28          148          150          156
  Installment loans - Bankcard                                          --            --           --           --            5
  Installment loans - other and vehicle leasing                        148           142          236          212          212
-------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                         854           791        1,175          968          938
Foreclosed properties (c)                                               97            93           95           98          103
-------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                                 $   951           884        1,270        1,066        1,041
===============================================================================================================================
Nonperforming loans included in other assets as held for sale (d)  $   349           331           30           14           14
Nonperforming assets included in loans and in other assets as
  held for sale                                                    $ 1,300         1,215        1,300        1,080        1,055
===============================================================================================================================
as % of loans, net, and foreclosed properties (a)                     0.77 %        0.69         0.93         0.80         0.79
===============================================================================================================================
as % of loans, net, foreclosed properties and assets as held
  for sale (d)                                                        0.98          0.87         0.92         0.78         0.79
===============================================================================================================================
Accruing loans past due 90 days                                    $   145            84          134          144          194
===============================================================================================================================

(a) These ratios do not include nonperforming loans included in other assets as held for sale.
(b)  Annualized.
(c)  Restructured loans are insignificant.
(d) These ratios reflect nonperforming loans included in other assets as held for sale. Assets held for sale are recorded at the lower of cost or market value, and accordingly, the amount shown and included in the ratios is net of the transferred allowance for loan losses and the lower of cost or market valuation.

TABLE 9
INTANGIBLE ASSETS

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                 2000                      1999
                                                                   ----------------------------------      --------------------

                                                                     THIRD        Second        First       Fourth        Third
(In millions)                                                      QUARTER       Quarter      Quarter      Quarter      Quarter
-------------------------------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill                                                           $ 3,551         3,510        5,065        5,091        4,276
Deposit base premium                                                   195           215          236          257          283
Origination network                                                     --            --          269          274          279
Other                                                                   10            11           11            4            4
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                      $ 3,756         3,736        5,581        5,626        4,842
===============================================================================================================================
MORTGAGE AND OTHER SERVICING ASSETS                                $   265           662          681          703          712
===============================================================================================================================
CREDIT CARD PREMIUM                                                $    --             4            5            6            8
===============================================================================================================================

TABLE 10
DEPOSITS

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                 2000                      1999
                                                                 ------------------------------------      --------------------

                                                                     THIRD        Second        First       Fourth        Third
(In millions)                                                      QUARTER       Quarter      Quarter      Quarter      Quarter
-------------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                                               $ 28,501        30,229       29,885       31,375       28,737
Savings and NOW accounts                                            34,620        35,346       36,955       37,748       36,667
Money market accounts                                               18,382        17,988       18,207       19,405       19,666
Other consumer time                                                 36,814        35,789       34,881       33,812       32,743
-------------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                        118,317       119,352      119,928      122,340      117,813
OTHER DEPOSITS
Foreign                                                              8,596         9,178        7,062        6,729        5,590
Other time                                                          11,957        16,334       12,900       11,978       10,500
-------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                            $138,870       144,864      139,890      141,047      133,903
===============================================================================================================================

TABLE 11
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

--------------------------------------------------------------------------------

                                                              SEPTEMBER 30, 2000
                                                        ------------------------

(In millions)
--------------------------------------------------------------------------------
MATURITY OF
3 months or less                                        $                  7,159
Over 3 months through 6 months                                             3,389
Over 6 months through 12 months                                            4,413
Over 12 months                                                             3,758
--------------------------------------------------------------------------------
        Total                                           $                 18,719
================================================================================

TABLE 12
LONG-TERM DEBT

------------------------------------------------------------------------------------------------------------------------

                                                                                        2000                        1999
                                                        ------------------------------------     -----------------------

                                                           THIRD        Second         First        Fourth         Third
(In millions)                                            QUARTER       Quarter       Quarter       Quarter       Quarter
------------------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY
  THE PARENT COMPANY
  Notes
    6.625% to 7.70%, due 2004 to 2005                   $  3,082         1,790         2,039         1,592           996
    Floating rate, due 2001 to 2005                        2,118         1,770         1,087            90            --
    Floating rate extendible, due 2005                        10            10            10            10            10
  Subordinated notes
    6.00% to 9.45%, due 2001 to 2009                       2,662         2,662         2,662         2,661         2,659
    7.18% to 8.00%, due 2009 to 2011                         208           208           208           208           208
    6.30%, Putable/Callable, due 2028                        200           200           200           200           200
    8.77%                                                     --            --            --            --           149
    Floating rate, due 2003                                  150           150           150           150           150
  Subordinated debentures
    6.55% to 7.574%, due 2026 to 2035                        794           794           794           794           794
------------------------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the
          Parent Company                                   9,224         7,584         7,150         5,705         5,166
------------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global
  note programs, varying rates and terms to 2005          17,583        16,988        17,339        18,026        18,890
Subordinated notes
  5.875% to 9.625%, due 2001 to 2006                       1,075         1,075         1,074         1,074         1,074
  Bank, 5.80% to 7.875%, due 2006 to 2036                  2,548         1,549         1,549         1,200         1,200
  6.625% to 8.375%, due 2002 to 2007                         570           570           570           570           400
------------------------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                21,776        20,182        20,532        20,870        21,564
------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                 2,020         2,010         1,992         2,027         1,730
4.556% auto securitization financing, due 2008               944           944           945           945         1,022
Advances from the Federal Home Loan Bank                   2,262         2,387         2,387         2,387         2,387
Capitalized leases                                            26            26            30            34            34
Mortgage notes and other debt                                  6             7             7             7             7
------------------------------------------------------------------------------------------------------------------------
        Total other debt                                   5,258         5,374         5,361         5,400         5,180
------------------------------------------------------------------------------------------------------------------------
        Total                                           $ 36,258        33,140        33,043        31,975        31,910
========================================================================================================================

TABLE 13
CHANGES IN STOCKHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------------

                                                     Twelve                                     2000                        1999
                                                     Months       -----------------------------------    ------------------------
                                                      Ended
                                                  Sept. 30,         THIRD        Second         First        Fourth         Third
(In millions)                                          2000       QUARTER       Quarter       Quarter       Quarter       Quarter
---------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                       $ 15,513        13,951        16,884        16,709        15,513        15,288
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income (loss)                                     335           852        (2,199)          840           842           802
  Net unrealized gain (loss) on debt and
    equity securities                                  (296)          348          (212)          (44)         (388)         (193)
---------------------------------------------------------------------------------------------------------------------------------
       Total comprehensive income                        39         1,200        (2,411)          796           454           609
Purchases of common stock                              (479)          (43)         (132)         (221)          (83)          (22)
Common stock issued for
  Stock options and restricted stock                    222            33            76            47            66            25
  Dividend reinvestment plan                             78            19            19            20            20            21
  Acquisitions                                        1,285            34            --            --         1,251            --
Deferred compensation, net                               19            70           (14)           11           (48)           44
Cash dividends paid                                  (1,882)         (469)         (471)         (478)         (464)         (452)
---------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                             $ 14,795        14,795        13,951        16,884        16,709        15,513
=================================================================================================================================

TABLE 14
CAPITAL RATIOS

-----------------------------------------------------------------------------------------------------------------------

                                                                                     2000                         1999
                                                    --------------------------------------   --------------------------

                                                         THIRD        Second         First        Fourth         Third
(In millions)                                          QUARTER       Quarter       Quarter       Quarter       Quarter
----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                    $   13,933        13,452        14,422        14,204        13,117
  Total capital                                         22,528        21,385        22,191        21,810        20,922
Adjusted risk-weighted assets                          199,078       202,391       207,955       200,704       187,635
Adjusted leverage ratio assets                      $  243,106       251,895       242,869       238,082       224,497
Ratios
  Tier 1 capital                                          7.00 %        6.65          6.94          7.08          6.99
  Total capital                                          11.32         10.57         10.67         10.87         11.15
  Leverage                                                5.73          5.34          5.94          5.97          5.84
STOCKHOLDERS' EQUITY TO ASSETS
  Quarter-end                                             6.00          5.41          6.66          6.60          6.62
  Average                                                 5.77 %        6.50          6.68          6.85          6.68
======================================================================================================================
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                               7.35 %        7.16          7.38          7.26          7.27
  First Union National Bank of Delaware (b)              12.07         12.02         11.43         10.83         11.56
Total capital
  First Union National Bank                              11.28         10.58         10.54         10.22         10.39
  First Union National Bank of Delaware (b)              14.01         14.05         12.45         11.89         12.73
Leverage
  First Union National Bank                               6.30          6.09          6.74          6.48          6.46
  First Union National Bank of Delaware (b)               8.74 %        8.20          7.33          7.08          6.05
======================================================================================================================

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b) On June 26, 2000, First Union National Bank of Delaware was formed through the merger of First Union Bank of Delaware and First Union Home Equity Bank.

TABLE 15
UNREALIZED LOSSES IN CERTAIN FINANCIAL INSTRUMENTS

----------------------------------------------------------------------------------------------------------------------------

                                                                                              2000                      1999
                                                                ----------------------------------   -----------------------

                                                                   THIRD       Second        First       Fourth        Third
(In millions)                                                    QUARTER      Quarter      Quarter      Quarter      Quarter
----------------------------------------------------------------------------------------------------------------------------
SECURITIES PORTFOLIOS (a)
Securities available for sale (b)                               $ (1,339)      (1,901)      (1,559)      (1,431)        (833)
Investment securities                                                 61           48           46           51           70
----------------------------------------------------------------------------------------------------------------------------
       Net unrealized losses - securities portfolios              (1,278)      (1,853)      (1,513)      (1,380)        (763)
Less unrealized losses in securities considered
  an economic hedge of mortgage servicing rights                     (34)         (39)         (34)         (79)         (56)
----------------------------------------------------------------------------------------------------------------------------
        Net unrealized losses, net - securities portfolios        (1,244)      (1,814)      (1,479)      (1,301)        (707)
----------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET DERIVATIVE FINANCIAL
  INSTRUMENTS (a)
  Asset rate conversions (b)                                         311         (369)        (374)        (504)        (217)
  Liability rate conversions                                          (4)         161           23          338          256
  Rate sensitivity hedges                                             56           55           45            4           (7)
----------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                           363         (153)        (306)        (162)          32
Less unrealized losses in interest rate swaps
  designated as offsets to long-term fixed rate debt                 (72)        (274)        (287)        (262)         (72)
----------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                           435          121          (19)         100          104
----------------------------------------------------------------------------------------------------------------------------
        Net unrealized losses                                   $   (809)      (1,693)      (1,498)      (1,201)        (603)
============================================================================================================================

(a) Additional information related to the securities portfolios can be found in Tables 16 and 17. Additional information related to off-balance sheet derivative financial instruments can be found in Tables 18, 19 and 20.
(b)  As of September 30, 2000, June 30, 2000, March 31, 2000, December 31, 1999,
and September 30, 1999, unrealized gains (losses) of $(246) million, $(45) million, $13 million, $14 million and $22 million, respectively, associated with $19.0 billion, $25.6 billion, $8.8 billion, $8.3 billion and $7.5 billion, respectively, of interest rate swaps that qualify as asset rate conversions of securities available for sale are included with the results of the securities available for sale portfolio.

TABLE 16
SECURITIES AVAILABLE FOR SALE

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 SEPTEMBER 30, 2000
                                ---------------------------------------------------------------------------------------------------

                                                                                          GROSS UNREALIZED                  AVERAGE
                                 1 YEAR         1-5        5-10   AFTER 10                ----------------   AMORTIZED     MATURITY
(In millions)                   OR LESS       YEARS       YEARS      YEARS       TOTAL    GAINS     LOSSES        COST     IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                    $    1           1       1,568        444       2,014        1         59       2,072        11.56
U.S. Government agencies              3         205      24,100        259      24,567       47      1,056      25,576         8.23
Asset-backed                        325      10,785       4,794        364      16,268      203        429      16,494         4.58
State, county and municipal          --           2          40      1,573       1,615       40          4       1,579        28.19
Sundry                              144         517       2,612      2,655       5,928       69        151       6,010         8.77
----------------------------------------------------------------------------------------------------------------------
        Total                    $  473      11,510      33,114      5,295      50,392      360      1,699      51,731         7.85
===================================================================================================================================
MARKET VALUE
Debt securities                  $  473      11,510      33,114      4,155      49,252      311      1,688      50,629
Equity securities                    --          --          --      1,140       1,140       49         11       1,102
----------------------------------------------------------------------------------------------------------------------
        Total                    $  473      11,510      33,114      5,295      50,392      360      1,699      51,731
======================================================================================================================
AMORTIZED COST
Debt securities                  $  474      11,539      34,403      4,213      50,629
Equity securities                    --          --          --      1,102       1,102
--------------------------------------------------------------------------------------
        Total                    $  474      11,539      34,403      5,315      51,731
======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                    5.58 %      4.90        5.74       5.59        5.70
  U.S. Government agencies         6.11        7.82        6.46       5.92        6.47
  Asset-backed                     7.01        8.93        7.15       7.36        8.32
  State, county and municipal        --        8.54        7.43       9.17        9.13
  Sundry                           7.58        7.41        7.52       6.43        7.03
  Consolidated                     7.17 %      8.84        6.61       7.18        7.17
======================================================================================

         Included in "Sundry" are $3.1 billion of securities denominated in currencies other than the U.S. dollar. These securities had a weighted average maturity of 9.33 years and a weighted average yield of 6.86 percent. For comparative purposes, the weighted average U.S. dollar equivalent yield of these securities was 7.78 percent based on a weighted average funding cost differential of (.92) percent.
         Included in "Asset-backed" are interest-only and residual certificates with a market value of $255 million; gross unrealized gains and losses of $18 million and $43 million, respectively; and an amortized cost of $280 million.
         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
         Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
         At September 30, 2000, there were forward commitments to purchase securities at a cost which approximates a market value of $330 million, and commitments to sell securities at a cost which approximates a market value of $1.2 billion.
         Gross gains and losses realized on the sale of debt securities for the nine months ended September 30, 2000, were $102 million and $1.2 billion, respectively, and gross gains and losses realized on equity securities were $18 million and $1 million, respectively.

TABLE 17
INVESTMENT SECURITIES

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 SEPTEMBER 30, 2000
                                ---------------------------------------------------------------------------------------------------

                                                                                          GROSS UNREALIZED                  AVERAGE
                                 1 YEAR         1-5        5-10   AFTER 10                ----------------      MARKET     MATURITY
(In millions)                   OR LESS       YEARS       YEARS      YEARS       TOTAL    GAINS     LOSSES       VALUE     IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                   $    12           1          --         --          13       --         --          13         0.40
U.S. Government agencies             --         186         850         --       1,036        5         15       1,026         5.31
CMOs                                 24           9          --         --          33       --         --          33         1.33
State, county and municipal          34         149         268        115         566       71         --         637         7.28
Sundry                                4          19           2         --          25       --         --          25         2.32
----------------------------------------------------------------------------------------------------------------------
        Total                   $    74         364       1,120        115       1,673       76         15       1,734         5.82
===================================================================================================================================
MARKET VALUE
Debt securities                 $    75         374       1,152        133       1,734
======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                    6.36 %      4.70          --         --        6.27
  U.S. Government agencies           --        7.71        6.81         --        6.97
  CMOs                             8.50        6.83          --         --        8.06
  State, county and municipal      9.46       10.62       12.08      11.24       11.37
  Sundry                           7.56        6.87        6.57         --        6.96
  Consolidated                     8.52 %      8.84        8.07      11.24        8.47
======================================================================================

         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
         Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
         There were no commitments to purchase or sell investment securities at September 30, 2000.
         There were no gains or losses realized on repurchase agreement underdeliveries and calls of investment securities for the nine months ended September 30, 2000.

TABLE 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 SEPTEMBER 30, 2000
                                                         --------------------------------------------------------------------------

                                                                                      GROSS UNREALIZED                      AVERAGE
                                                          NOTIONAL      CARRYING      -----------------      MARKET     MATURITY IN
(In millions)                                               AMOUNT     AMOUNT(f)      GAINS      LOSSES       VALUE        YEARS(g)
-----------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS(b)
Interest rate swaps                                      $  69,073           171        595         307         459            5.63
Options(c)                                                   7,537           118          6         228        (104)           6.69
Futures                                                         62            --         --           1          (1)           0.25
-------------------------------------------------------------------------------------------------------------------
        Total asset rate conversions                     $  76,672           289        601         536         354            5.73
===================================================================================================================================
LIABILITY RATE CONVERSIONS(d)
Interest rate swaps                                      $  38,741            38        374         303         109            6.49
Options(c)                                                  17,320           102         65          --         167            1.03
Futures                                                    111,926            --         --         140        (140)           0.25
-------------------------------------------------------------------------------------------------------------------
        Total liability rate conversions                 $ 167,987           140        439         443         136            1.78
===================================================================================================================================
RATE SENSITIVITY HEDGES(e)
Basis swaps                                              $     706            --         --          --          --            2.45
Options(c)                                                   8,743            38         56          --          94            0.46
-------------------------------------------------------------------------------------------------------------------
        Total rate sensitivity hedges                    $   9,449            38         56          --          94            0.61
===================================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Off-balance sheet derivative financial instruments with a notional amount of $57.7 billion at September 30, 2000, primarily convert floating rate loans to fixed rate. The notional amount includes $29.2 billion of interest rate swaps maturing in December 2000 that are extendible at the option of the counterparty as a $7.5 billion forward-starting swap that is an asset rate conversion and which matures in 2012. In addition, at September 30, 2000, interest rate swaps with a notional amount of $19.0 billion, including $10.6 billion of forward-starting swaps, are rate conversions of securities available for sale.
(c) Includes purchased interest rate floors, caps and collars and purchased options on swaps.
(d) Off-balance sheet derivative financial instruments with a notional amount of $21.4 billion at September 30, 2000, convert fixed rate liabilities, primarily CD's, long-term debt and bank notes, to floating rate. The 2000 notional amount of $21.4 billion includes $7.9 billion of interest rate swaps that decline on a quarterly basis through December 2000, based on the estimated decline in the balance of the designated fixed rate liabilities, to $6.0 billion which matures in 2009. Off-balance sheet derivative financial instruments with a notional amount of $146.6 billion convert or hedge floating rate liabilities. Of this amount, $17.5 billion are forward-starting swaps that convert floating rate liabilities, primarily deposits and long-term debt, to fixed rate, and $111.9 billion are futures that hedge floating rate liabilities, primarily short-term and long-term debt.
(e) Off-balance sheet derivative financial instruments designated as rate sensitivity hedges are primarily used to modify the interest rate characteristics of pay-variable interest rate swaps under asset rate conversions or liability rate conversions.
(f) Carrying amount includes accrued interest receivable or payable and unamortized premiums.
(g) Estimated maturity approximates average life.

TABLE 19
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)

----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                SEPTEMBER 30, 2000
                                                 ---------------------------------------------------------------------------------

                                                    1 YEAR           1 -2         2 -5         5 -10      AFTER 10
(In millions)                                      OR LESS          YEARS        YEARS         YEARS         YEARS           TOTAL
----------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                          $  27,457          1,555        3,405        14,890        21,766          69,073
Notional amount - other                              1,015             48          280         6,256            --           7,599
Weighted average receive rate(b)                      7.04 %         6.39         6.86          6.96          7.15            7.03
Weighted average pay rate(b)                          6.26 %         6.33         6.61          6.54          6.39            6.37
Estimated fair value                             $      71             (5)          46           (36)          278             354
----------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                          $   3,633            350        4,019        21,464         9,275          38,741
Notional amount - other                            104,956         23,970          320            --            --         129,246
Weighted average receive rate(b)                      6.83 %         7.16         6.92          6.63          7.79            6.88
Weighted average pay rate(b)                          6.40 %         6.86         6.75          6.34          6.74            6.49
Estimated fair value                             $     (54)            99           19            87           (15)            136
----------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                          $      82            211          245           168            --             706
Notional amount - other                              6,508          2,235           --            --            --           8,743
Weighted average receive rate(b)                      6.65 %         6.65         6.07          6.07            --            6.31
Weighted average pay rate(b)                          6.34 %         6.34         6.14          6.14            --            6.22
Estimated fair value                             $      83             11           --            --            --              94
==================================================================================================================================


(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only, and therefore, they exclude the impact of forward-starting interest rate swaps. Substantially all of the currently effective interest rate swaps are receive-fixed/pay-variable with pay rates generally based on one-to-six month LIBOR, and they are the pay rates in effect at September 30, 2000.

TABLE 20
OFF-BALANCE SHEET DERIVATIVES ACTIVITY(a)

------------------------------------------------------------------------------------------------------------------------------

                                                                          Asset       Liability            Rate
                                                                           Rate            Rate     Sensitivity
(In millions)                                                       Conversions     Conversions          Hedges          Total
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                            $  57,551          74,158          58,571        190,280
Additions                                                                17,393         138,779          64,940        221,112
Maturities and amortizations                                             (2,175)        (25,220)       (102,856)      (130,251)
Terminations                                                            (15,097)         (1,730)        (10,206)       (27,033)
Redesignations                                                           19,000         (18,000)         (1,000)            --
------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                                           $  76,672         167,987           9,449        254,108
==============================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

-----------------------------------------------------------------------------------------------------------------------------------

                                                                        THIRD QUARTER 2000                      SECOND QUARTER 2000
                                                       -----------------------------------      -----------------------------------

                                                                                   AVERAGE                                 Average
                                                                     INTEREST        RATES                   Interest        Rates
                                                         AVERAGE      INCOME/      EARNED/       Average      Income/      Earned/
(In millions)                                           BALANCES      EXPENSE         PAID      Balances      Expense         Paid
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                         $   1,465           20         5.28 %   $     977           13         5.52 %
Federal funds sold and securities
  purchased under resale agreements                        6,367           97         6.11         9,318          132         5.72
Trading account assets (a)                                12,204          214         6.99        12,950          220         6.83
Securities available for sale (a)                         51,109          954         7.46        54,340        1,000         7.37
Investment securities (a)
  U.S. Government and other                                1,100           19         6.92         1,095           19         6.90
  State, county and municipal                                571           15        10.59           592           16        10.56
-----------------------------------------------------------------------------                  ----------------------
        Total investment securities                        1,671           34         8.17         1,687           35         8.18
-----------------------------------------------------------------------------                  ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural                53,226        1,250         9.34        54,486        1,251         9.22
    Real estate - construction and other                   2,676           59         8.65         2,458           52         8.49
    Real estate - mortgage                                 9,294          203         8.70         9,302          195         8.44
    Lease financing                                        5,168          148        11.45         5,123          153        11.90
    Foreign                                                5,016           91         7.17         4,582           80         7.08
-----------------------------------------------------------------------------                  ----------------------
        Total commercial                                  75,380        1,751         9.24        75,951        1,731         9.15
-----------------------------------------------------------------------------                  ----------------------
  Retail
    Real estate - mortgage                                23,163          432         7.47        25,760          469         7.28
    Installment loans - Bankcard                             187            6        13.52         1,839           55        12.05
    Installment loans - other and vehicle leasing         24,745          590         9.48        29,064          685         9.46
-----------------------------------------------------------------------------                  ----------------------
        Total retail                                      48,095        1,028         8.53        56,663        1,209         8.55
-----------------------------------------------------------------------------                  ----------------------
        Total loans                                      123,475        2,779         8.96       132,614        2,940         8.90
-----------------------------------------------------------------------------                  ----------------------
Other earning assets                                      14,798          393        10.63         8,175          177         8.66
-----------------------------------------------------------------------------                  ----------------------
        Total earning assets                             211,089        4,491         8.48       220,061        4,517         8.24
                                                                     =====================                   =====================
Cash and due from banks                                    7,446                                   7,830
Other assets                                              28,283                                  27,692
----------------------------------------------------------------                               ---------
        Total assets                                   $ 246,818                               $ 255,583
=================================================================                              =========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                              37,680          296         3.13        38,940          283         2.92
    Money market accounts                                 15,629          175         4.46        14,959          154         4.13
    Other consumer time                                   36,328          524         5.74        35,386          478         5.43
    Foreign                                                9,721          151         6.18         8,795          130         5.92
    Other time                                            15,317          276         7.16        14,153          240         6.82
-----------------------------------------------------------------------------                  ----------------------
        Total interest-bearing deposits                  114,675        1,422         4.93       112,233        1,285         4.60
  Federal funds purchased and securities
    sold under repurchase agreements                      28,363          459         6.43        36,762          552         6.04
  Commercial paper                                         2,588           40         6.25         3,308           49         6.03
  Other short-term borrowings                              9,257          110         4.74        11,096          149         5.37
  Long-term debt                                          35,263          600         6.80        33,555          552         6.58
-----------------------------------------------------------------------------                  ----------------------
        Total interest-bearing liabilities               190,146        2,631         5.51       196,954        2,587         5.28
                                                                     =====================                   =====================
  Noninterest-bearing deposits                            28,437                                  28,971
  Other liabilities                                       13,999                                  13,044
  Stockholders' equity                                    14,236                                  16,614
----------------------------------------------------------------                               ---------
         Total liabilities and stockholders' equity    $ 246,818                               $ 255,583
=================================================================                              =========
Interest income and rate earned                                     $   4,491         8.48 %                $   4,517         8.24 %
Interest expense and equivalent rate paid                               2,631         4.96                      2,587         4.73
------------------------------------------------------------------------------------------                  ----------------------
Net interest income and margin (c)                                  $   1,860         3.52 %                $   1,930         3.51 %
==========================================================================================                  ======================

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

                   FIRST QUARTER 2000                    FOURTH QUARTER 1999                     THIRD QUARTER 1999
     --------------------------------------------------------------------------------------------------------------

                              Average                    Average                                Average
                 Interest       Rates                   Interest       Rates                   Interest       Rates
      Average     Income/     Earned/        Average     Income/     Earned/        Average     Income/     Earned/
     Balances     Expense        Paid       Balances     Expense        Paid       Balances     Expense        Paid
     --------------------------------------------------------------------------------------------------------------
     $    666           7        4.40 %     $    859           8        3.62 %     $    593           7        4.43 %

        9,555         129        5.40         10,260         136        5.24          8,545         107        4.97
       11,326         193        6.84         11,201         185        6.58         10,182         167        6.52
       52,682         943        7.16         51,024         902        7.07         46,798         813        6.96

        1,100          19        6.92          1,121          19        6.82          1,100          18        6.62
          607          16       10.57            654          18       10.72            695          19       10.62
     --------------------                   --------------------                   --------------------
        1,707          35        8.22          1,775          37        8.26          1,795          37        8.17
     --------------------                   --------------------                   --------------------


       52,809       1,174        8.95         53,395       1,152        8.57         51,331       1,036        8.01
        2,406          48        8.08          2,655          53        7.88          2,654          50        7.59
        8,979         183        8.19          8,472         171        8.00          8,421         166        7.80
        5,213         160       12.29          5,214         164       12.53          4,904         154       12.57
        4,532          74        6.56          4,684          75        6.37          4,695          69        5.82
     --------------------                   --------------------                   --------------------
       73,939       1,639        8.92         74,420       1,615        8.62         72,005       1,475        8.14
     --------------------                   --------------------                   --------------------

       27,551         499        7.24         27,253         483        7.09         25,002         439        7.03
        1,822          67       14.62          1,743          54       12.26          2,169          74       13.64
       28,169         652        9.31         27,803         650        9.30         28,158         642        9.08
     --------------------                   --------------------                   --------------------
       57,542       1,218        8.49         56,799       1,187        8.33         55,329       1,155        8.33
     --------------------                   --------------------                   --------------------
      131,481       2,857        8.73        131,219       2,802        8.49        127,334       2,630        8.22
     --------------------                   --------------------                   --------------------
        8,337         172        8.29          5,346          99        7.43          4,100          79        7.60
     --------------------                   --------------------                   --------------------
      215,754       4,336        8.06        211,684       4,169        7.84        199,347       3,840        7.67
                 ====================                   ====================                   ====================
        8,078                                  8,584                                  8,477
       24,458                                 23,272                                 21,338
     --------                               --------                               --------
     $248,290                               $243,540                               $229,162
     ========                               ========                               ========



       39,830         289        2.92         36,761         283        3.07         37,254         266        2.82
       15,564         151        3.89         19,493         162        3.29         20,087         159        3.14
       33,991         423        5.00         33,047         399        4.79         32,600         407        4.95
        9,125         123        5.44          6,446          79        4.83          5,345          62        4.60
       13,224         209        6.37         11,674         179        6.10          7,545         112        5.91
     --------------------                   --------------------                   --------------------
      111,734       1,195        4.30        107,421       1,102        4.07        102,831       1,006        3.88

       35,286         482        5.50         34,689         454        5.19         29,940         357        4.73
        2,996          42        5.56          2,532          33        5.19          2,287          28        4.83
        9,100         115        5.09          9,414         119        5.00          7,973         105        5.26
       32,564         513        6.30         32,623         490        6.00         31,112         434        5.59
     --------------------                   --------------------                   --------------------
      191,680       2,347        4.92        186,679       2,198        4.68        174,143       1,930        4.41
                 ====================                   ====================                   ====================
       28,687                                 29,559                                 30,593
       11,340                                 10,616                                  9,127
       16,583                                 16,686                                 15,299
     --------                               --------                               --------
     $248,290                               $243,540                               $229,162
     ========                               ========                               ========
                   $4,336        8.06 %                   $4,169        7.84 %                   $3,840        7.67 %
                    2,347        4.37                      2,198        4.12                      1,930        3.85
                 --------------------                   --------------------                   --------------------
                   $1,989        3.69 %                   $1,971        3.72 %                   $1,910        3.82 %
                 ====================                   ====================                   ====================

(c) The net interest margin includes (in basis points): 22, 27, 27, 23 and 24 for the quarters ended September 30, 2000, June 30, 2000, March 31, 2000, December 31, 1999, and September 30, 1999, respectively, related to net interest income from off-balance sheet derivative transactions.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

------------------------------------------------------------------------------------------------------------------------

                                                               NINE MONTHS ENDED 2000              NINE MONTH ENDED 1999
                                                       -----------------------------------------------------------------

                                                                              AVERAGE                            Average
                                                                   INTEREST     RATES                 Interest     Rates
                                                        AVERAGE     INCOME/   EARNED/      Average     Income/   Earned/
(In millions)                                          BALANCES     EXPENSE      PAID     Balances     Expense      Paid
------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                         $  1,038          40      5.17 %   $    827          31      4.92 %
Federal funds sold and securities
  purchased under resale agreements                       8,406         358      5.70        9,279         323      4.66
Trading account assets (a)                               12,160         627      6.89        9,110         424      6.21
Securities available for sale (a)                        52,704       2,897      7.33       41,321       2,087      6.74
Investment securities (a)
  U.S. Government and other                               1,098          57      6.91        1,177          59      6.70
  State, county and municipal                               590          47     10.58          716          57     10.59
---------------------------------------------------------------------------               --------------------
        Total investment securities                       1,688         104      8.19        1,893         116      8.17
---------------------------------------------------------------------------               --------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural               53,506       3,675      9.17       52,480       3,045      7.76
    Real estate - construction and other                  2,514         159      8.42        2,645         149      7.55
    Real estate - mortgage                                9,192         581      8.45        8,466         492      7.77
    Lease financing                                       5,168         461     11.88        4,884         465     12.70
    Foreign                                               4,711         245      6.94        4,438         198      5.97
---------------------------------------------------------------------------               --------------------
        Total commercial                                 75,091       5,121      9.11       72,913       4,349      7.97
---------------------------------------------------------------------------               --------------------
  Retail
    Real estate - mortgage                               25,483       1,400      7.33       22,147       1,178      7.09
    Installment loans - Bankcard                          1,279         128     13.38        2,479         251     13.53
    Installment loans - other and vehicle leasing        27,316       1,927      9.42       31,771       2,114      8.89
---------------------------------------------------------------------------               --------------------
        Total retail                                     54,078       3,455      8.52       56,397       3,543      8.39
---------------------------------------------------------------------------               --------------------
        Total loans                                     129,169       8,576      8.86      129,310       7,892      8.15
---------------------------------------------------------------------------               --------------------
Other earning assets                                     10,453         742      9.48        4,236         227      7.14
---------------------------------------------------------------------------               --------------------
        Total earning assets                            215,618      13,344      8.26      195,976      11,100      7.56
                                                                   ==================                 ==================
Cash and due from banks                                   7,783                              9,379
Other assets                                             26,817                             20,509
---------------------------------------------------------------                           --------
        Total assets                                   $250,218                           $225,864
===============================================================                           ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                             38,813         868      2.99       37,679         752      2.67
    Money market accounts                                15,385         480      4.17       20,212         469      3.10
    Other consumer time                                  35,239       1,425      5.40       33,729       1,276      5.06
    Foreign                                               9,215         404      5.86        5,252         180      4.59
    Other time                                           14,235         725      6.80        6,132         275      5.99
---------------------------------------------------------------------------               --------------------
        Total interest-bearing deposits                 112,887       3,902      4.62      103,004       2,952      3.83
  Federal funds purchased and securities
    sold under repurchase agreements                     33,451       1,493      5.96       28,481         998      4.68
  Commercial paper                                        2,963         131      5.94        2,120          74      4.66
  Other short-term borrowings                             9,815         374      5.09        9,111         341      5.01
  Long-term debt                                         33,800       1,665      6.57       27,429       1,136      5.52
---------------------------------------------------------------------------               --------------------
        Total interest-bearing liabilities              192,916       7,565      5.24      170,145       5,501      4.32
                                                                   ==================                 ==================
  Noninterest-bearing deposits                           28,698                             31,479
  Other liabilities                                      12,799                              8,563
  Stockholders' equity                                   15,805                             15,677
---------------------------------------------------------------                           --------
         Total liabilities and stockholders' equity    $250,218                           $225,864
===============================================================                           ========
Interest income and rate earned                                    $ 13,344      8.26 %               $ 11,100      7.56 %
Interest expense and equivalent rate paid                             7,565      4.68                    5,501      3.75
-------------------------------------------------------------------------------------                 ------------------
Net interest income and margin (c)                                 $  5,779      3.58 %               $  5,599      3.81 %
=====================================================================================                 ==================

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.
(c) The net interest margin includes (in basis points): 26 and 20 for the nine months ended September 30, 2000, and September 30, 1999, respectively, related to net interest income from off-balance sheet derivative transactions.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               2000                            1999
                                                         ------------------------------------------         -----------------------

                                                             THIRD           Second           First          Fourth           Third
(In millions, except per share data)                       QUARTER          Quarter         Quarter         Quarter         Quarter
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $   7,063            8,028           7,854          10,081           6,987
Interest-bearing bank balances                               4,585            1,913           1,037           1,073             647
Federal funds sold and securities purchased
  under resale agreements                                    5,395            9,054           8,206          11,523           8,561
-----------------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                     17,043           18,995          17,097          22,677          16,195
-----------------------------------------------------------------------------------------------------------------------------------
Trading account assets                                      17,417           18,237          17,076          14,946          13,806
Securities available for sale                               50,392           53,491          50,421          51,277          48,695
Investment securities                                        1,673            1,712           1,668           1,758           1,760
Loans, net of unearned income                              123,419          128,359         135,803         133,177         131,482
  Allowance for loan losses                                 (1,720)          (1,706)         (1,760)         (1,757)         (1,759)
-----------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                         121,699          126,653         134,043         131,420         129,723
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                       5,090            5,211           5,171           5,180           5,024
Due from customers on acceptances                              968              839             842             995             807
Goodwill and other intangible assets                         3,756            3,736           5,581           5,626           4,842
Other assets                                                28,602           29,120          21,749          19,145          13,556
-----------------------------------------------------------------------------------------------------------------------------------
        Total assets                                     $ 246,640          257,994         253,648         253,024         234,408
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                              28,501           30,229          29,885          31,375          28,737
  Interest-bearing deposits                                110,369          114,635         110,005         109,672         105,166
-----------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                     138,870          144,864         139,890         141,047         133,903
Short-term borrowings                                       39,388           50,883          49,389          50,107          41,834
Bank acceptances outstanding                                   976              847             847             995             807
Other liabilities                                           16,353           14,309          13,595          12,191          10,441
Long-term debt                                              36,258           33,140          33,043          31,975          31,910
-----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                  231,845          244,043         236,764         236,315         218,895
-----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                 --               --              --              --              --
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                                3,287            3,288           3,280           3,294           3,195
Paid-in capital                                              6,211            6,066           6,021           5,980           4,808
Retained earnings                                            6,135            5,783           8,557           8,365           8,052
Accumulated other comprehensive income, net                   (838)          (1,186)           (974)           (930)           (542)
-----------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                          14,795           13,951          16,884          16,709          15,513
-----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity       $ 246,640          257,994         253,648         253,024         234,408
===================================================================================================================================
MEMORANDA
Securities available for sale - amortized cost           $  51,731           55,392          51,980          52,708          49,528
Investment securities - market value                     $   1,734            1,760           1,714           1,809           1,830
Shares outstanding (In thousands)                          986,004          986,394         984,148         988,315         958,440
===================================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    2000                       1999
                                                                   --------------------------------------  -------------------------

                                                                       THIRD        Second         First       Fourth         Third
(In millions, except per share data)                                 QUARTER       Quarter       Quarter      Quarter       Quarter
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                         $   2,768         2,929         2,848        2,792         2,615
Interest and dividends on securities available for sale                  945           993           936          895           809
Interest and dividends on investment securities                           30            30            30           31            31
Trading account interest                                                 212           218           191          182           164
Other interest income                                                    510           322           308          243           193
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                          4,465         4,492         4,313        4,143         3,812
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                   1,422         1,285         1,195        1,102         1,006
Interest on short-term borrowings                                        609           750           639          606           490
Interest on long-term debt                                               600           552           513          490           434
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                         2,631         2,587         2,347        2,198         1,930
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                    1,834         1,905         1,966        1,945         1,882
Provision for loan losses                                                202           493           192          173           175
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                    1,632         1,412         1,774        1,772         1,707
-----------------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                 506           447           486          513           487
Commissions                                                              365           375           468          398           207
Fiduciary and asset management fees                                      384           374           366          353           307
Advisory, underwriting and other Capital Markets fees                    143           182           209          205           130
Principal investing                                                       37           185           203          210           176
Other income                                                             628        (1,166)          110          158           133
-----------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                     2,063           397         1,842        1,837         1,440
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                         1,427         1,396         1,429        1,310         1,092
Occupancy                                                                160           155           157          148           126
Equipment                                                                213           210           214          215           193
Advertising                                                               18            31            30           48            61
Communications and supplies                                              125           123           125          135           106
Professional and consulting fees                                          91            82            71           79            59
Goodwill and other intangible amortization                                79           100           102          105            95
Restructuring charges                                                     52         2,110            (5)           6            --
Sundry expense                                                           283           296           259          314           208
-----------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                      2,448         4,503         2,382        2,360         1,940
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefits)                           1,247        (2,694)        1,234        1,249         1,207
Income taxes (benefits)                                                  395          (495)          394          407           405
-----------------------------------------------------------------------------------------------------------------------------------
        Net income (loss)                                          $     852        (2,199)          840          842           802
===================================================================================================================================
PER SHARE DATA
Basic earnings                                                     $    0.87         (2.27)         0.86         0.86          0.84
Diluted earnings                                                        0.86         (2.27)         0.85         0.86          0.84
Cash dividends                                                     $    0.48          0.48          0.48         0.47          0.47
AVERAGE SHARES (IN THOUSANDS)
Basic                                                                971,453       969,707       972,174      976,377       946,802
Diluted                                                              986,763       981,940       984,095      984,537       953,964
===================================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  Nine Months Ended
                                                                                                                      September 30,
                                                                                                          -------------------------

(In millions, except per share data)                                                                            2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                                                $    8,545         7,837
Interest and dividends on securities available for sale                                                        2,874         2,074
Interest and dividends on investment securities                                                                   90            98
Trading account interest                                                                                         621           418
Other interest income                                                                                          1,140           581
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                                                 13,270        11,008
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                                           3,902         2,952
Interest on short-term borrowings                                                                              1,998         1,413
Interest on long-term debt                                                                                     1,665         1,136
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                                                 7,565         5,501
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                            5,705         5,507
Provision for loan losses                                                                                        887           519
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                                            4,818         4,988
-----------------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                                                       1,439         1,474
Commissions                                                                                                    1,208           616
Fiduciary and asset management fees                                                                            1,124           885
Advisory, underwriting and other Capital Markets fees                                                            534           497
Principal investing                                                                                              425           382
Other income                                                                                                    (428)        1,242
-----------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                                                             4,302         5,096
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                                                                 4,252         3,406
Occupancy                                                                                                        472           398
Equipment                                                                                                        637           578
Advertising                                                                                                       79           186
Communications and supplies                                                                                      373           346
Professional and consulting fees                                                                                 244           208
Goodwill and other intangible amortization                                                                       281           286
Restructuring charges                                                                                          2,157           398
Sundry expense                                                                                                   838           696
-----------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                                              9,333         6,502
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                                                               (213)        3,582
Income taxes                                                                                                     294         1,201
-----------------------------------------------------------------------------------------------------------------------------------
        Net income (loss)                                                                                 $     (507)        2,381
===================================================================================================================================
PER SHARE DATA
Basic earnings                                                                                            $    (0.54)         2.49
Diluted earnings                                                                                               (0.54)         2.47
Cash dividends                                                                                            $     1.44          1.41
AVERAGE SHARES (IN THOUSANDS)
Basic                                                                                                        971,111       953,728
Diluted                                                                                                      984,340       961,165
===================================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  Nine Months Ended
                                                                                                                      September 30,
                                                                                                          -------------------------

(In millions)                                                                                                    2000         1999
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                                                            $   (507)       2,381
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                            206          226
  Provision for loan losses                                                                                       887          519
  Securitization (gains) losses                                                                                   194         (552)
  Gain on sale of mortgage servicing rights                                                                        (3)         (41)
  Securities available for sale transactions                                                                    1,058          (56)
  Depreciation, goodwill and other amortization                                                                   934          856
  Goodwill impairments                                                                                          1,754           --
  Trading account assets, net                                                                                  (2,471)      (5,576)
  Mortgage loans held for resale                                                                                  689        1,766
  Gain on sales of premises and equipment                                                                          (8)         (11)
  Gain on sales of credit card and mortgage servicing portfolios                                               (1,008)          --
  Other assets, net                                                                                               150        4,871
  Other liabilities, net                                                                                        4,143       (1,614)
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                               6,018        2,769
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                                       11,264       16,042
  Maturities of securities available for sale                                                                   2,773        3,377
  Purchases of securities available for sale                                                                   (6,411)     (22,525)
  Calls and underdeliveries of investment securities                                                               23           --
  Maturities of investment securities                                                                             243          393
  Purchases of investment securities                                                                             (183)        (134)
  Origination of loans, net                                                                                    (8,509)      (9,662)
  Sales of premises and equipment                                                                                 248          245
  Purchases of premises and equipment                                                                            (650)        (664)
  Goodwill and other intangible assets, net                                                                       (52)         (92)
  Purchase of bank-owned separate account life insurance                                                          (97)         (48)
  Cash equivalents acquired, net of purchases of banking organizations                                              3           --
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                                  (1,348)     (13,068)
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of deposits, net                                                                                       (2,177)      (8,564)
  Securities sold under repurchase agreements and other short-term borrowings, net                            (10,719)         396
  Issuances of long-term debt                                                                                  14,066       14,276
  Payments of long-term debt                                                                                   (9,788)      (5,315)
  Sales of common stock                                                                                           128          147
  Purchases of common stock                                                                                      (396)      (1,730)
  Cash dividends paid                                                                                          (1,418)      (1,353)
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash used by financing activities                                                                 (10,304)      (2,143)
-----------------------------------------------------------------------------------------------------------------------------------
        Decrease in cash and cash equivalents                                                                  (5,634)     (12,442)
        Cash and cash equivalents, beginning of year                                                           22,677       28,637
-----------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                                             $ 17,043       16,195
===================================================================================================================================
NONCASH ITEMS
Transfer to securities available for sale from trading account assets                                        $     --        1,529
Transfer to securities available for sale from loans                                                            9,246        8,259
Transfer to other assets from securities available for sale                                                     1,335           --
Transfer to other assets from loans                                                                             7,901           --
Transfer to foreclosed properties from loans                                                                        2            7
Issuance of common stock for purchase accounting acquisitions                                                $     34           --
===================================================================================================================================

               FIRST UNION
               CORPORATION
               AND SUBSIDIARIES







               SUPPLEMENTAL FINANCIAL INFORMATION
               OPERATING EARNINGS
               NINE MONTHS ENDED SEPTEMBER 30, 2000

               THIRD QUARTER 2000

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

-----------------------------------------------------------------------------------------------------------------------------------

                                                      Three Months Ended September 30, 2000    Nine Months Ended September 30, 2000
                                                      -----------------------------------------------------------------------------

                                                                  Restructuring                            Restructuring
                                                      Operating       and Other          As    Operating       and Other         As
(In millions)                                          Earnings   Charges/Gains    Reported     Earnings   Charges/Gains   Reported
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                    $  1,834              --       1,834        5,705              --      5,705
Provision for loan losses                                   142              60         202          562             325        887
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       1,692             (60)      1,632        5,143            (325)     4,818
-----------------------------------------------------------------------------------------------------------------------------------
Fee and other income
  Service charges and fees                                  508              (2)        506        1,485             (46)     1,439
  Advisory, underwriting and other
    Capital Markets fees                                    146              (3)        143          537              (3)       534
  Other income
    Security transactions - portfolio                        10            (467)       (457)         (13)         (1,045)    (1,058)
    Asset sales and securitization                           82               1          83          194            (388)      (194)
    Gain on sale of credit card portfolio                    --             937         937           --             937        937
    Gain on sale of mortgage servicing portfolio             --              71          71           --              71         71
    Other                                                   899            (119)        780        3,030            (457)     2,573
-----------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                        1,645             418       2,063        5,233            (931)     4,302
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Restructuring charges                                      --              52          52           --           2,157      2,157
  Other noninterest expense                               2,328              68       2,396        7,081              95      7,176
-----------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                         2,328             120       2,448        7,081           2,252      9,333
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefits)              1,009             238       1,247        3,295          (3,508)      (213)
Income taxes (benefits)                                     307              88         395        1,041            (747)       294
-----------------------------------------------------------------------------------------------------------------------------------
        Net income (loss)                              $    702             150         852        2,254          (2,761)      (507)
===================================================================================================================================
Diluted earnings per share                             $   0.71            0.15        0.86         2.29           (2.83)     (0.54)
===================================================================================================================================


FIRST UNION CORPORATION AND SUBSIDIARIES
RESTRUCTURING AND OTHER CHARGES/GAINS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Three                 Nine
                                                                                                       Months               Months
                                                                                                        Ended                Ended
                                                                                                September 30,        September 30,
(In millions)                                                                                            2000                 2000
----------------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES (Includes merger-related charges)
Employee termination benefits                                                                          $   27                  162
Occupancy                                                                                                  15                  108
Goodwill and other intangible impairments (noncash)                                                        --                1,754
Other asset impairments                                                                                   (16)                  19
Contract cancellations                                                                                      5                   84
Other                                                                                                      (3)                 (14)
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                              28                2,113
EVEREN and other merger-related charges                                                                    24                   44
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                              52                2,157
----------------------------------------------------------------------------------------------------------------------------------
OTHER CHARGES/GAINS
  Provision for loan losses                                                                                60                  325
  Service charges and fees                                                                                  2                   46
  Advisory, underwriting and other Capital Markets fees                                                     3                    3
  Other income                                                                                           (423)                 882
  Other noninterest expense                                                                                68                   95
----------------------------------------------------------------------------------------------------------------------------------
        Total other charges/gains                                                                        (290)               1,351
----------------------------------------------------------------------------------------------------------------------------------
        Total restructuring and other charges/gains                                                       238               (3,508)
Income taxes (benefits)                                                                                    88                 (747)
----------------------------------------------------------------------------------------------------------------------------------
After-tax restructuring and other charges/gains                                                        $  150               (2,761)
==================================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATING EARNINGS (a)

------------------------------------------------------------------------------------------------------------------------

                                                                                              2000                  1999
                                                                    ------------------------------    ------------------

                                                                       THIRD     Second      First     Fourth      Third
(In millions, except per share data)                                 QUARTER    Quarter    Quarter    Quarter    Quarter
------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                          $  2,768      2,929      2,848      2,792      2,615
Interest and dividends on securities available for sale                  945        993        936        895        809
Interest and dividends on investment securities                           30         30         30         31         31
Trading account interest                                                 212        218        191        182        164
Other interest income                                                    510        322        308        243        193
------------------------------------------------------------------------------------------------------------------------
        Total interest income                                          4,465      4,492      4,313      4,143      3,812
------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                   1,422      1,285      1,195      1,102      1,006
Interest on short-term borrowings                                        609        750        639        606        490
Interest on long-term debt                                               600        552        513        490        434
------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                         2,631      2,587      2,347      2,198      1,930
------------------------------------------------------------------------------------------------------------------------
Net interest income                                                    1,834      1,905      1,966      1,945      1,882
Provision for loan losses                                                142        228        192        173        175
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                    1,692      1,677      1,774      1,772      1,707
------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                 508        491        486        513        487
Commissions                                                              365        375        468        398        207
Fiduciary and asset management fees                                      384        374        366        353        307
Advisory, underwriting and other Capital Markets fees                    146        182        209        205        130
Principal investing                                                       37        185        203        210        176
Other income                                                             205        139        110        158        133
------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                     1,645      1,746      1,842      1,837      1,440
------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                         1,381      1,396      1,429      1,310      1,092
Occupancy                                                                157        155        157        148        126
Equipment                                                                213        210        214        215        193
Advertising                                                               14         31         30         48         61
Communications and supplies                                              117        122        125        135        106
Professional and consulting fees                                          87         82         71         79         59
Goodwill and other intangible amortization                                79        100        102        105         95
Sundry expense                                                           280        270        259        314        208
------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                      2,328      2,366      2,387      2,354      1,940
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                             1,009      1,057      1,229      1,255      1,207
Income taxes                                                             307        343        391        409        405
------------------------------------------------------------------------------------------------------------------------
        Net operating earnings                                      $    702        714        838        846        802
========================================================================================================================
Diluted earnings per share                                          $   0.71       0.73       0.85       0.86       0.84
========================================================================================================================

(a)  Operating earnings exclude restructuring and other charges/gains.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATING EARNINGS (a)

-------------------------------------------------------------------------------------------------------------------

                                                                                                  Nine Months Ended
                                                                                                      September 30,
                                                                                                -------------------

(In millions, except per share data)                                                                2000       1999
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                                      $  8,545      7,837
Interest and dividends on securities available for sale                                            2,874      2,074
Interest and dividends on investment securities                                                       90         98
Trading account interest                                                                             621        418
Other interest income                                                                              1,140        581
-------------------------------------------------------------------------------------------------------------------
        Total interest income                                                                     13,270     11,008
-------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                               3,902      2,952
Interest on short-term borrowings                                                                  1,998      1,413
Interest on long-term debt                                                                         1,665      1,136
-------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                                     7,565      5,501
-------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                5,705      5,507
Provision for loan losses                                                                            562        519
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                                5,143      4,988
-------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                                           1,485      1,474
Commissions                                                                                        1,208        616
Fiduciary and asset management fees                                                                1,124        885
Advisory, underwriting and other Capital Markets fees                                                537        497
Principal investing                                                                                  425        382
Other income                                                                                         454      1,242
-------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                                                 5,233      5,096
-------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                                                     4,206      3,406
Occupancy                                                                                            469        398
Equipment                                                                                            637        578
Advertising                                                                                           75        186
Communications and supplies                                                                          364        346
Professional and consulting fees                                                                     240        208
Goodwill and other intangible amortization                                                           281        286
Sundry expense                                                                                       809        696
-------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                                  7,081      6,104
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                         3,295      3,980
Income taxes                                                                                       1,041      1,340
-------------------------------------------------------------------------------------------------------------------
        Net operating earnings                                                                  $  2,254      2,640
===================================================================================================================
Diluted earnings per share                                                                      $   2.29       2.74
===================================================================================================================

(a)  Operating earnings exclude restructuring and other charges/gains.